                                                                   EXHIBIT 10.46



                           POWER PURCHASE AGREEMENT

                               (INITIALED COPY)

                              Agreement regarding
                           Power Purchase Agreement
                                  relating to
734 MW Power Plant in Prachuab Kiri Khan Province, Kingdom of Thailand between
                 Electricity Generating Authority of Thailand
                                      and
                     Gulf Power Generation Company Limited

                            -----------------------

With regard to the Power Purchase Agreement for the 734 MW coal-fired power plant to be located in Prachuab Kiri Khan Province (hereinafter the "Agreement") which the Electricity Generating Authority of Thailand ("EGAT") and Gulf Power Generation Company Limited ("GULF") are executing contemporaneously with this letter (an execution copy of which is attached hereto), EGAT and GULF (hereinafter referred to as the "Parties") agree as follows:

1. Unless otherwise defined herein, capitalized terms in this letter shall have the same meaning as in the Agreement.

2. EGAT agrees that on or prior to the date that is the earlier of the Scheduled Financial Close Date and the date of Financial Close, Section
     19.1 of the Agreement and paragraph 4.1 Schedule 2 thereto, shall be amended, if necessary, so as to extend to GULF terms that are no less favorable than the terms and conditions associated with comparable provisions in any other power purchase agreement executed, or subsequently amended or supplemented by EGAT, as a result of EGAT's Request for Proposals - 1994 Independent Power Solicitation (the "1994 Solicitation"). Notwithstanding the foregoing, GULF shall not be entitled to any such amendments pursuant to this provision for terms which are concluded with any other IPP project as a result of dispute resolution which has yielded a binding decision by an expert or by arbitration under or in connection with any power purchase agreement.

3. After the execution of this letter, subject to paragraph 2 hereof, GULF shall not claim any relief from its obligations under the Agreement on the basis of Force Majeure or Governmental Force Majeure due to issuance by the Thailand Ministry of Finance of a notification on 2 July 1997 providing that the value of the Thai Baht will be set by conditions in the foreign exchange markets (the "Notification"). Other than amendments to the Agreement in accordance with paragraph 2 hereof, there shall not be any revisions to the Agreement with respect to the issuance of the Notification or the adoption of the managed float of the Thai Baht thereunder.

4. EGAT agrees that, at all times prior to the date which is the earlier of the Scheduled Financial Close Date and the date of Financial Close, the terms of this Agreement and Schedules thereto shall be amended, if necessary, so as to extend to GULF terms (other than terms which are related to a power project's specific technical characteristics) no less favorable to GULF than the terms and conditions included in any other Stage 2 power purchase agreement executed, or subsequently amended or supplemented, by EGAT in connection with the 1994 Solicitation (commonly referred to as Stage 2 of Round One of EGAT's IPP Program) with respect to:

     a. the rights of the Generator or the obligations of EGAT regarding any compensation to be paid by EGAT as a result of the termination of the Agreement following a default by EGAT;

     b.  the list and definitions of Force Majeure and Governmental Force
         Majeure;

    c. except with regard to the period of time Force Majeure must continue before EGAT may exercise its termination rights under Section 14.6.2 of the Agreement, the termination rights in respect of, or the nature or categories of compensation to be paid to a power producer in the event of, the occurrence and continuation of an event of Force Majeure or Governmental Force Majeure or the factors or procedures for determining such compensation; and

    d.  the method of payment set forth in Section 19.3 of the Agreement.

5. EGAT agrees to extend to GULF material revisions in the manner in which the application of Schedule 2 is administered with regard to any other power purchase agreement for coal fired generation that is executed by EGAT as a result of the 1994 Solicitation, provided such revisions are not related to power project specific technical characteristics and (i) remedy demonstrated problems with the administration of Schedule 2 and are of a generic nature which warrant application to all of the power purchase agreements for coal fired generation that have been executed by EGAT as a result of the 1994 Solicitation, and (ii) would restrict the application of or limit GULF's exposure to the DRA, DDF and DSN deductions set forth in Schedule 2 of this Agreement.

6. The Parties shall confer together in good faith concerning appropriate accounting and tax treatment for the New Transmission Facilities and documentation related thereto, including potential amendments to the Agreement, if applicable.

7. The Parties agree that this letter and the Agreement together contain or expressly refers to the entire Agreement between the Parties with respect to the subject matter addressed thereby. Each of the Parties acknowledges and confirms that it does not enter into this letter or the Agreement in reliance on, and the Parties expressly waive any rights associated with, any representation, warranty, commitment, obligation or other undertaking by the other Parties not expressly reflected in this letter and the Agreement. Any dispute under or concerning this letter shall be resolved in accordance with
    Section 15 of this Agreement, which are incorporated by reference herein.

Acknowledged and agreed as of the date set forth below

On behalf of the                               On behalf of the

ELECTRICITY GENERATING                         GULF POWER GENERATION
AUTHORITY OF THAILAND (EGAT)                   COMPANY LIMITED (GULF)


By:                                            By:
   -------------------------                      --------------------------
     (Mr. Viravat Chlayon)                          (Mr. Sarath Ratanavadi)
           Governor                                         Director
         December 1997                                  December 1997
       Bangkok, Thailand                              Bangkok, Thailand


                                               By:
                                                  --------------------------
                                                   (Mr. Gerard P. Loughman)
                                                           Director
                                                        December 1997
                                                       Bangkok, Thailand

                           CONTRACT NO. IPP/ 41-107






                           POWER PURCHASE AGREEMENT


                                    BETWEEN


                     GULF POWER GENERATION COMPANY LIMITED


                                      AND


                 ELECTRICITY GENERATING AUTHORITY OF THAILAND




                          SIGNED ON DECEMBER 22, 1997

                                   CONTENTS

SECTION                                                                                  PAGE
1.   DEFINITIONS AND INTERPRETATIONS....................................................  2

     1.1   Definitions..................................................................  2
     1.2   Interpretation............................................................... 12
     1.3   Calculation Values........................................................... 13
     1.4   Table of Contents and Headings............................................... 13

2.   FACILITY DEVELOPMENT AND CONNECTION ARRANGEMENTS................................... 13

     2.1   Obligations to Construct..................................................... 13
     2.2   Construction and Licensing of the Facility................................... 13
     2.3   Independent Engineer and Progress Reports on Construction.................... 14
     2.4   Metering..................................................................... 15
     2.5   Grid Code Equipment and Communication Requirements........................... 17
     2.6   Rights-Of-Way and Easements.................................................. 17
     2.7   Provision of Information and Consultation Relating to EGAT
           Transmission Facilities...................................................... 18
     2.8   Completion of New Transmission Facilities.................................... 18
     2.9   Inspection and Energizing of the Connection Point and Facility
           Switchyard................................................................... 21
     2.10  Synchronizing and Commercial Operation....................................... 22
     2.11  Testing...................................................................... 24
     2.12  Review by EGAT............................................................... 26

3.   PROVISION AND PURCHASE OF AVAILABILITY AND
     ELECTRICITY........................................................................ 26

     3.1   Obligation to Provide Dependable Contracted Capacity and Contracted
           Operating Characteristics.................................................... 26
     3.2   Compliance with the Grid Code................................................ 27
     3.3   Sale and Purchase of Electricity............................................. 27
     3.4   Provision of Standby Service................................................. 28
     3.5   Dispatch Instructions........................................................ 28
     3.6   Operation and Maintenance (O&M) Reports...................................... 28

4.   DELIVERY OF ELECTRICITY............................................................ 28

     4.1   Quality of Supply............................................................ 28
     4.2   Title and Risk of Loss....................................................... 29
     4.3   Failure of the System........................................................ 29

                                                                         Page  i

5.   AVAILABILITY PAYMENTS............................................................   29

     5.1   Calculation of Availability Payments.......................................   29
     5.2   Confirmation and Payment of Availability Payments..........................   29
     5.3   Notices of Availability and Declared Operating Characteristics.............   29

6.   ENERGY PAYMENTS..................................................................   30

     6.1   Entitlement to and Calculation of Energy Payments..........................   30
     6.2   Confirmation and Payment of Energy Payments................................   30

7.   MINIMUM TAKE.....................................................................   30

8.   ENVIRONMENTAL QUALITY REQUIREMENTS...............................................   32

9.   FUEL SUPPLY......................................................................   32

     9.1   Fuel Supply Obligations....................................................   32
     9.2   Subsequent Fuel Supply Agreements..........................................   33
     9.3   Fuel Stock.................................................................   33

10.  CRITICAL DATES AND DURATION OF AGREEMENT.........................................   34

     10.1  Initial Term...............................................................   34
     10.2  Survival of Rights on Termination..........................................   34
     10.3  Extension of Agreement.....................................................   34
     10.4  Critical Dates.............................................................   34
     10.5  Extension of Critical Dates and Term.......................................   35

11.  CONTRACTED MILESTONES............................................................   35

12.  DEFAULT AND TERMINATION..........................................................   36

     12.1  Termination by the Generator...............................................   36
     12.2  Termination by EGAT........................................................   37
     12.3  Step-In Rights.............................................................   39
     12.4  Other Rights to Terminate..................................................   42

13.  SECURITIES AND LIQUIDATED DAMAGES................................................   42

     13.1  Establishment of Development Security......................................   42
     13.2  EGAT's Right to Retain Development Security as Liquidated Damages..........   42
     13.3  Liquidated Damages for Contracted Capacity Deficiencies....................   44
     13.4  Payments from the Security.................................................   44
     13.5  Additional Security........................................................   44
     13.6  Reasonable Liquidated Damages..............................................   46

                                                                        Page  ii

14.   FORCE MAJEURE..................................................................    46

      14.1   Overview................................................................    46
      14.2   Notice of Force Majeure and Consequences................................    47
      14.3   Limitations.............................................................    48
      14.4   Payment Rights and Obligations During Force Majeure.....................    48
      14.5   Payments During Extension of Term.......................................    51
      14.6   Termination.............................................................    52
      14.7   Reconstruction..........................................................    53

15.   DISPUTE RESOLUTION.............................................................    54

      15.1   Resolution..............................................................    54
      15.2   Arbitration.............................................................    54

16.   LIMITATION OF LIABILITY........................................................    56

      16.1   Indemnification.........................................................    56
      16.2   Consequential Damages...................................................    57

17.   CHANGE-IN-LAW..................................................................    57

      17.1   Tax Change Adjustment...................................................    57
      17.2   Change-in-Law Adjustment................................................    58
      17.3   BOI Privileges..........................................................    60

18.   CONFIRMATION STATEMENT.........................................................    60

      18.1   Confirmation of Availability and Metered Energy.........................    60
      18.2   Access to Information...................................................    60
      18.3   Review of Confirmation Statement and Meter Reconciliation Statement.....    60
      18.4   Disputes................................................................    61
      18.5   Final Confirmation Statement............................................    61
      18.6   Disputes Limitation.....................................................    61
      18.7   Effect of Confirmation Statement........................................    61
      18.8   Energy Payment Adjustments..............................................    61
      18.9   Interference with Metering..............................................    62

19.   BILLING AND PAYMENT............................................................    62

      19.1   Payment Invoice/Credit Note.............................................    62
      19.2   Other Payments..........................................................    63
      19.3   Payment Procedure.......................................................    63
      19.4   Application of Payments.................................................    63

                                                                       Page  iii

      19.5   Interest..................................................................  64
      19.6   Disputed Items............................................................  64
      19.7   Taxes and Fines...........................................................  64
      19.8   Set-Off...................................................................  65

20.   INDEXATION.......................................................................  65

21.   CONFIDENTIALITY AND ANNOUNCEMENTS................................................  66

      21.1   General Restrictions on the Parties.......................................  66
      21.2   Exceptions................................................................  66
      21.3   Internal Procedures.......................................................  67
      21.4   Public Announcements......................................................  67

22.   INSURANCE AND INDEMNITIES........................................................  67

      22.1   Insurance Required........................................................  67
      22.2   Endorsements..............................................................  68
      22.3   Certificates Required.....................................................  68
      22.4   Application of Proceeds...................................................  69

23.   REPRESENTATIONS AND WARRANTIES...................................................  69

24.   EQUITY UNDERTAKING...............................................................  71

      24.1   Restrictions on Transferability...........................................  71
      24.2   Qualifications to Equity Transfer Restrictions............................  71

25.   MISCELLANEOUS PROVISIONS.........................................................  72

      25.1   Amendments................................................................  72
      25.2   Waivers of Rights.........................................................  72
      25.3   Notice....................................................................  72
      25.4   Assignment................................................................  73
      25.5   Effect of Illegality......................................................  74
      25.6   Entire Agreement..........................................................  75
      25.7   Counterparts..............................................................  75
      25.8   Currency..................................................................  75
      25.9   Language..................................................................  75
      25.10  Third Parties.............................................................  75
      25.11  Inconsistencies and Conflicts.............................................  75

26.   GOVERNING LAW AND JURISDICTION...................................................  76

      26.1  Governing Law..............................................................  76

                                                                        Page  iv

      26.2   Waiver....................................................................  76
      26.3   Arbitration...............................................................  76

27.   PRIVATIZATION OF EGAT............................................................  76

28.   PERMISSION UNDER EGAT ACT........................................................  76

      SIGNATURES.......................................................................  77



                                                                          Page v

     THIS AGREEMENT (the AGREEMENT) is made on this 22 day of December, 1997

     BETWEEN

(1) GULF POWER GENERATION CO., LTD., incorporated under the laws of Thailand, represented by Mr. Sarath Ratanavadi, Director and Mr. Gerard P. Loughman, Director, with its registered address at 11th Floor, M. Thai Tower 1, All Seasons Place, 87 Wireless Road, Lumpini, Phatumwan, Bangkok 10330, Thailand (the GENERATOR); and

(2) ELECTRICITY GENERATING AUTHORITY OF THAILAND, represented by Mr. Viravat Chlayon, Governor, with its registered address at 53 Charansanitwong Road, Bang Kruai, Nonthaburi 11130, Thailand (EGAT).

     The Generator and EGAT are also each referred to herein as a PARTY and collectively as the PARTIES.

     WHEREAS:

(A) The Government of Thailand has announced the policy of encouraging and promoting the development of independent power producers for generating electricity to meet electricity demands in Thailand.

(B) To advance such Governmental policy, EGAT and the Generator have entered into this Agreement setting out the terms on which the Generator has agreed to develop, construct, finance, operate and maintain a 734 MW coal-fired electricity generating plant at Boh Noak Subdistrict, Kui Buri District, Prachuab Khiri Khan Province, Thailand to provide electricity to EGAT in accordance with the terms and conditions of this Agreement.

     NOW IT IS HEREBY AGREED as follows:

1.   DEFINITIONS AND INTERPRETATIONS

1.1  DEFINITIONS

     Unless otherwise defined herein, capitalized terms used herein shall have the following meanings, whether used in the singular or in the plural:

     ACCESS RIGHTS           This term shall have the meaning assigned thereto
                             in Section 2.6.1;

     ACTUAL AVAILABILITY     The Availability (in MWh) provided by a Unit during
                             a Settlement Period or other period as the context requires, determined in accordance with Schedule 2;

     ADDED FACILITY CHARGE   This term shall have the meaning assigned thereto
                             in Section 2.8.16;

     AFFILIATE               When applied to a Person, any other Person
                             controlling, controlled by or under common control with such first-named Person, provided that (i) for purposes of Section 24, any Person that owns directly or indirectly securities having fifty percent (50%) or more of the voting power for the election of directors or other governing body of a corporation or fifty percent (50%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such Person) will be deemed to control such corporation or other Person, and (ii) for any purpose other than Section 24, any Person that owns directly or indirectly securities having ten percent (10%) or more of the voting power for the election of directors or other governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such Person) will be deemed to control such corporation or other Person;

     AGREEMENT               This Power Purchase Agreement and the Schedules
                             hereto;

     AVAILABILITY            The capability of a Unit (in MWh) to provide
                             generating capacity and electricity to EGAT, regardless of the level at which EGAT dispatches the Unit, and AVAILABLE shall be construed accordingly;

     AVAILABILITY NOTICE     A statement in the form set out in Schedule 15
                             declaring or revising the capability of a Unit to provide (i) generating capacity up to its

                               Dependable Contracted Capacity, and (ii) the other Contracted Operating Characteristics set out in Paragraph 2 of Schedule 1;

   AVAILABILITY PAYMENT        Payment made by EGAT to the Generator for the
                               Actual Availability provided by the Units as determined in accordance with Schedule 2;

   BACK-UP METERING EQUIPMENT  The back-up metering equipment and associated devices as described in Schedule 13;

   BAHT                        The lawful currency of the Kingdom of Thailand;

   BILLING PERIOD              The period beginning on the Commercial Operation
                               Date of the First Unit and ending on the last day of the month in which that date occurs, each full month in a Contract Year, and the period beginning on the first day of the month in which the Term expires and ending on the day the Term expires;

   BTU                         British Thermal Units;

   BUSINESS DAY                Any weekday from Monday through Friday, excluding
                               in each calendar year (i) not more than sixteen
                               (16) holidays designated by EGAT no later than December 20 of the preceding year, and (ii) any other holidays designated by the Bank of Thailand for such calendar year;

   CHANGE-IN-LAW               Any of the following events occurring after the
                               Execution Date as a result of any action by any Governmental Authority: (i) a change in or repeal of an existing Law, (ii) an enactment or making of a new Law, and (iii) a change in the manner in which a Law is applied or in the application or interpretation thereof (including any interpretation of environmental standards);

   COMMERCIAL OPERATION DATE   The date agreed by EGAT and the Generator in
                               accordance with Section 2.10.2 with respect to each Unit;

   COMMERCIAL OPERATIONS TEST  The series of tests to determine the net generating capacity and Operating Characteristics of a Unit as set out in Schedule 14;

   CONFIRMATION STATEMENT      A statement in the form set out in Schedule 15
                               confirming the capability of a Unit to provide
                               (i) generating capacity up to its Dependable
                               Contracted Capacity, and (ii) the other

                               Contracted Operating Characteristics set out in Paragraph 2 of Schedule 1;

   CONNECTION                  The link between the Facility and the EGAT
                               System;

   CONNECTION POINT            The physical point or points where the Facility
                               and the New Transmission Facilities are
                               connected, which shall be the takeoff structure in the Facility switchyard, as identified in Schedules 10 and 13;

   CONTRACTED AVAILABLE HOURS  This term shall have the meaning assigned thereto in Schedule 2;

   CONTRACTED CAPACITY         The rated net power output (expressed in MW) of
                               each Unit as set out in Schedule 1;

   CONTRACTED OPERATING        The Operating Characteristics of each Unit as set
    CHARACTERISTICS            out in Schedule 1, exclusive of Paragraph 3.2
                               thereof;

   CONTRACT YEAR               For the first calendar year of the Facility's
                               operation, the period which begins on the Commercial Operation Date of the First Unit and ends on December 31, and thereafter during the Term, each annual period commencing on January 1 and ending on December 31 (or on the last day of the Term);

   CONTROL For purposes of Section 27.1, control of any Person by a Governmental Authority shall mean direct or indirect ownership by such Governmental Authority of fifty percent (50%) or more of the securities having ordinary voting power for the election of directors or other governing body (for a corporation) or fifty percent (50%) or more of a partnership interest (excluding interests as a limited partner) or other ownership interests of another Person;

   DECLARED OPERATING          The Operating Characteristics of a Unit as
    CHARACTERISTICS            declared from time to time in accordance with
                               Schedule 2;

   DEFAULT RATE                A rate equal to two percent (2%) over the
                               Overdraft Rate;

   DEPENDABLE CONTRACTED       The maximum continuous net generating capacity of
    CAPACITY                   a Unit (measured in MW or kW as appropriate)
                               established in accordance with Section 2.11;

   DESIGN LIMITS             The operational limits of a Unit as set out in
                             Schedule 1 and revised from time to time as agreed by the Parties;

   DEVELOPMENT SECURITY      A direct pay letter of credit or letter of
                             guarantee from one or more Thai banks or a cash sum held by an escrow agent provided to EGAT by the Generator in accordance with Section 13.1;

   DISPATCH The direction by EGAT's Control Center to commence, increase, decrease, continue or cease the delivery of electricity into the EGAT System;

   DISPATCH INSTRUCTION      An instruction issued by EGAT's Control Center to
                             the Generator pursuant to the Grid Code to perform one or more of the Declared Operating
                             Characteristics or other operation permitted by this Agreement or the Grid Code;

   EARLIEST COMMERCIAL       The dates set out in Section 10.4 with respect to
    OPERATION DATE           each Unit (or as adjusted in accordance with
                             Section 10.5) on or after which the Unit may begin commercial operation pursuant to Section 2.10.2;

   EGAT                      The Electricity Generating Authority of Thailand;

   EGAT ACT The Electricity Generating Authority of Thailand Act, B.E. 2511, as amended from time to time;

   EGAT'S CONTROL CENTER     EGAT's National or Regional Control Centers set up
                             for the purposes of Dispatch of generating units, external interconnectors and the EGAT System;

   EGAT SYSTEM               The bulk power network controlled or used by EGAT
                             for the purpose of generating, transmitting and distributing electricity to EGAT's customers;

   EMERGENCY CONDITIONS      A condition or situation that in EGAT's reasonable
                             judgment is likely to cause (i) an imminent physical threat of danger to life, health or property, or (ii) a significant disruption on the EGAT System that would adversely affect EGAT's ability to meet its obligation to provide safe, adequate and reliable supply of electricity to its customers;

   ENERGIZING DATE           The date determined in accordance with Section
                             2.10.1 on which the Connection is energized for the pre-operation testing and start up of the First
                             Unit;

   ENERGY PAYMENT            Payment made by EGAT to the Generator for the
                             electrical energy generated by a Unit and delivered to the EGAT System as determined in accordance with
                             Schedule 3;

   EPC CONTRACT              The agreement or agreements for the engineering,
                             design, supply, construction, erecting and testing of the Facility, as modified or supplemented from time to time;

   EVENT OF DEFAULT          An event, condition or circumstance described in
                             Section 12.1.1 or 12.2.1;

   EXECUTION DATE            The date on which this Agreement is signed by the
                             Parties;

   EXPERT Any person appointed by agreement between the Parties pursuant to Section 15.1.2;

   FACILITY The two Units and the Generator's associated buildings, structures, roads, and other appurtenances, not including the New Transmission Facilities;

   FACILITY SWITCHYARD       The Facility's 500kV equipment, including the Unit
                             auxiliary transformer, associated buildings, structures, roads and other related appurtenances;

   FINAL CONFIRMATION        This term shall have the meaning assigned thereto
    STATEMENT                in Section 18.5;

   FINANCIAL CLOSE           When all relevant Financing Documents required to
                             fund fully the development, acquisition, construction, ownership, and initial working capital for the Facility have been duly executed and either (i) an initial funding thereunder has occurred, or (ii) EGAT shall have received a certificate of the lead bank, agent or trustee acting for the Financing Parties (or any other evidence reasonably satisfactory to EGAT) confirming that all conditions precedent to the initial drawdown of funds thereunder have been satisfied or waived by the Financing Parties where the Generator does not need to make a drawdown of funds thereunder to so fund the Facility;

   FINANCING DOCUMENTS       The agreements for the making available of any
                             loans, credit facilities, notes (including floating rate notes and commercial paper), bonds, subordinated debt or other funds other than equity or equity-related funds and including working capital and any letters of credit (and related agreements), security agreements, swap agreements, and any other hedging agreements and any other documents relating to the financing or refinancing of the New Transmission Facilities or the Access
                             Rights and of the development, construction, acquisition, ownership, operation and maintenance of the Facility;

   FINANCING PARTIES         Any Person which provides loans or other financing
                             to the Generator as evidenced by or pursuant to the Financing Documents;

    FIRST UNIT               The first of the two Units to be installed in
                             accordance with the schedule set out in Section
                             10.4;

    FORCE MAJEURE            This term shall have the meaning assigned thereto
                             in Section 14.1.1;

    FUEL Coal which meets the specifications set out in the Fuel Purchase Agreement;

    FUEL PURCHASE AGREEMENT  The Fuel sales contract between the supplier of
                             Fuel and the Generator;

    FUEL STOCK               The stock of Fuel to be arranged by the Generator
                             in accordance with Section 9.3;

    FUEL TRANSPORTATION      The agreement executed by the Generator to
     AGREEMENT               transport Fuel to the Site if arrangements for such
                             transport are not fully provided for in the Fuel
                             Purchase Agreement;

   GENERATOR                 This term shall have the meaning assigned thereto
                             in the opening recitals of this Agreement;

   GJ                        Gigajoule;

   GOVERNMENTAL APPROVAL     Any approval, consent, concession, decree, permit,
                             waiver, exemption or approval from, or filing with, or notice to, any Governmental Authority;

   GOVERNMENTAL AUTHORITY    The Government of Thailand and any ministry,
                             department, political subdivision,
                             instrumentality, agency, authority (excluding EGAT or any successor to EGAT's interests under this Agreement), corporation or commission under the direct or indirect control of the Government of Thailand, or the Parliament of Thailand, or any court or tribunal in Thailand;

   GOVERNMENTAL FORCE        This term shall have the meaning assigned thereto
    MAJEURE                  in Section 14.1.2;

   GRID CODE                 The code issued by EGAT and attached hereto as
                             Schedule 20, which sets forth certain requirements with respect to the coordination of power facilities with the operation of the EGAT System, and as it may be amended, modified or supplemented from time to time;

   INDEPENDENT ENGINEER      The engineering firm appointed by the Generator in
                             accordance with Section 2.3.1;

   KW                        Kilowatt;

   KWH                       Kilowatt-hour;

   LAW Any legislation, statute, act, Royal decree, rule, order, treaty, regulation or announcement (excluding the Grid Code), or any interpretation thereof, which has been enacted, issued or promulgated by any Governmental Authority;

   METERING EQUIPMENT        The Primary Metering Equipment and Back-Up Metering
                             Equipment as described in Schedule 13;

   METERING POINT            The point on the Site where the Metering Equipment
                             is located, as further described in Schedule 13;

   METER RECONCILIATION      A report issued in accordance with Section 18.1
    STATEMENT                following any meter test conducted pursuant to
                             Section 2.4.3;

   MINIMUM TAKE LIABILITY    This term shall have the meaning assigned thereto
                             in Section 7;

   MW                        Megawatt;

   MWH                       Megawatt-hour;

   NET CAPACITY TEST         The test to determine the net generating capacity
                             of a Unit as set out in Schedule 14;

   NET ELECTRICAL GENERATION For any period, the net electrical energy delivered by the Facility or a Unit as the context requires (measured in kWh or MWh as appropriate at the Metering Point) into the EGAT System during such period;

   NEW MAIN TRANSMISSION     The 500 kV double circuit transmission line from
    LINE (NMTL)              Bang Saphan to the NTF Connection Point and from
                             the NTF Connection Point to Chom Bung to be constructed by EGAT;

   NEW TRANSMISSION          Extensions and modifications to the EGAT System as
    FACILITIES (NTF)         described in Schedule 10 made in order to allow
                             connection of the Facility to the EGAT System;

   NOTICE A statement or notice in one of the forms set out in Schedule 15 declaring, revising or confirming the capability of a Unit to provide its Contracted Operating Characteristics;

   NTF CONNECTION POINT      The physical point or points where the New
                             Transmission Facilities and the New Main
                             Transmission Line are connected, as identified in
                             Schedule 10;

   NTF COMMISSIONING         The date determined in accordance with Section
    COMPLETION DATE          2.8.14 on which the New Transmission Facilities
                             have successfully completed the final testing and commissioning requirements set out in Schedule 18;

   NTF ENERGIZING DATE       The date determined in accordance with Section
                             2.8.10 on which the NTF Connection Point is energized;

   O&M AGREEMENT             The operation and maintenance agreement for the
                             Facility between the Generator and the Facility operator;

   OPERATING CHARACTERISTICS The parameters which define the capability of a
                             Unit to respond to Dispatch Instructions;

   OUTAGE NOTICE             A statement in the form set out in Schedule 15
                             declaring or revising the period during which a Unit shall be withdrawn from service and the degree to which this affects the Unit's capability to deliver its Contracted Operating Characteristics, as described in Schedule 2;

   OVERDRAFT RATE            The minimum overdraft rate then in effect at Krung
                             Thai Bank Public Company Limited, or its successor;

   PARTY This term shall have the meaning assigned thereto in the recitals of this Agreement;

   PAYMENT INVOICE/          A statement in the form set out in Schedule 6
    CREDIT NOTE              issued by the Generator in accordance with Section
                             19.1;

   PERSON Any individual, corporation, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity;

   PLANNED OUTAGE            Any period during which a Unit is wholly or
                             partially withdrawn from service as determined in accordance with the Grid Code;

   POST EVENT NOTICE         A statement given by EGAT in the form set out in
                             Schedule 15 describing a failure by a Unit to deliver the Contracted Operating Characteristics declared in a previous Notice;

   PRIMARY METERING          The Primary Metering Equipment and associated
    EQUIPMENT                devices as described in Schedule 13;

   PROJECT The design, development, construction, financing, ownership, operation and maintenance of the Facility under the terms of this Agreement;

   PROJECT AGREEMENTS        The EPC Contract, the Fuel Purchase Agreement, the
                             Fuel Transportation Agreement (if any), the
                             Financing Documents, the O&M Agreement, and the
                             Site Agreement;

   PRUDENT UTILITY PRACTICES The practices, methods and acts engaged in or accepted by a significant portion of the international electric generating industry for facilities or equipment similarly situated to the Facility, the New Transmission Facilities or the New Main Transmission Line that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should have been known at the time a decision was made, would be expected to accomplish the desired result in respect of the design, engineering, construction, operation and maintenance of the facilities or equipment associated with the Facility, the New Transmission Facilities or the New Main Transmission Line, in a manner consistent with Law, Governmental Approvals, reliability, safety, economy, environmental protection and the construction, operation and maintenance standards recommended by the Facility's equipment suppliers and manufacturers;

   SCHEDULED COMMERCIAL      The date set out in Section 10.4 with respect to
    OPERATION DATE           each Unit (or as adjusted in accordance with
                             Section 10.5) on which the Unit is scheduled to begin commercial operation;

   SCHEDULED CONSTRUCTION    The date set out in Section 10.4 (or as adjusted in
    COMMENCEMENT DATE        accordance with Section 10.5) on which the
                             Generator is scheduled to commence construction of the Facility in accordance with Section 11(i);

   SCHEDULED ENERGIZING DATE The date set out in Section 10.4 (or as adjusted in accordance with Section 10.5) on which the Connection is scheduled to be energized by EGAT for the pre-operation testing and start up of the First Unit;

   SCHEDULED FINANCIAL       The date set out in Section 10.4 by which the
    CLOSE DATE               Generator is scheduled to complete the Financial
                             Close of the Project;

   SCHEDULED NTF ENERGIZING  The date set out in Section 10.4 (or as adjusted in
    DATE accordance with Section 10.5) on which the NTF Connection Point is scheduled to be energized by EGAT for the testing and commissioning of the New Transmission Facilities;

   SECOND UNIT               The second of the two Units to be installed in
                             accordance with the schedule set out in Section
                             10.4;

   SETTLEMENT PERIOD         A period of one (1) hour starting on the hour;

   SITE The plot of land upon which the Facility is located;

   SITE AGREEMENT            The purchase or lease agreement(s) relating to the
                             Generator's acquisition of a right to occupy and use the Site for the Project;

   SPONSORS                  Gulf Electric Company Limited (60%) and MEC
                             International B.V. (40%);

   TAXES Any tax, charge, tariff, duty or fee of any kind charged, imposed or levied, directly or indirectly, by any Governmental Authority, including any VAT, sales tax, stamp duty, import duty, withholding tax (whether on income, dividends, interest payments, fees, equipment rentals or otherwise), tax on foreign currency loans or foreign exchange transactions, excise tax, property tax, registration fee or license, water tax or environmental, energy or fuel tax (including any fee or charge imposed or assessed on the basis of the carbon or calorific content of fuel);

     TERM                    The period of this Agreement as specified in
                             Section 10.1, subject to extension in accordance with Sections 10.3 and 10.5;

     UNIT Either of the Facility's two electrical generating sets, each comprising a coal-fired boiler and a steam turbine generator and ancillary equipment and facilities as described in Schedule 7; and

     VAT The value added tax in Thailand or such other taxes having the same effect.
1.2  INTERPRETATION

     In this Agreement (including its Schedules), unless otherwise stated:

     1.2.1.  Any references to:

             (a) the Grid Code, or any section, appendix or other provision thereof, shall be construed, at any particular time, as including a reference to the Grid Code, section, appendix or the relevant provision thereof as it may have been amended, modified or supplemented;

             (b) any agreement (including this Agreement or any Schedule hereto)
                 shall be construed, at any particular time, as including a reference to the relevant agreement as it may have been amended, modified, supplemented or novated;

             (c) a month shall be construed as a reference to a calendar month;

             (d) a particular Section or Schedule shall be a reference to the relevant Section or Schedule in or to this Agreement; and

             (e) a particular paragraph or sub-paragraph, if contained in a
                 Schedule, shall be a reference to the relevant paragraph or sub-paragraph of that Schedule.

     1.2.2 Words in the singular may be interpreted as referring to the plural and vice versa, and words denoting natural persons may be interpreted as referring to corporations and any other legal entities and vice versa.

     1.2.3. Whenever this Agreement refers to a number of days, such number shall refer to the number of calendar days unless Business Days are specified. A requirement that a payment be made on a day which is not a Business Day shall be construed as a requirement that the payment be made on the next following Business Day.

     1.2.4. The words "include" and "including" are to be construed as being at all times followed by the words "without limitation", unless the context otherwise requires.

1.3  CALCULATION VALUES

     For the purposes of this Agreement, amounts and values shall be calculated to the number of decimal places indicated in Schedule 4 unless otherwise specified herein.

1.4  TABLE OF CONTENTS AND HEADINGS

     The table of contents and headings are inserted for convenience only and are not to be applied for purposes of construction and interpretation of this Agreement.

2.   FACILITY DEVELOPMENT AND CONNECTION ARRANGEMENTS

2.1  OBLIGATIONS TO CONSTRUCT

     2.1.1 The Generator shall design, engineer, construct, test and commission the Facility and the New Transmission Facilities. The Generator shall ensure that the New Transmission Facilities and the Facility Switchyard shall be ready for energizing on or before the Scheduled Energizing Date, and that the First Unit and Second Unit shall be ready for Dispatch on or before their respective Scheduled Commercial Operation Dates.

     2.1.2 EGAT shall design, engineer, construct, test, and commission the New Main Transmission Line. EGAT shall energize the NTF Connection Point on or before the Scheduled NTF Energizing Date for testing and commissioning of the New Transmission Facilities and the Facility Switchyard, and to enable Dispatch of the First Unit and Second Unit on or before their respective Scheduled Commercial Operation Dates.

2.2  CONSTRUCTION AND LICENSING OF THE FACILITY

     The Parties shall comply with the following provisions.

     2.2.1 The Generator shall apply for, obtain, and maintain, at its own expense, each Governmental Approval necessary for the Generator to construct, own, and operate the Facility and otherwise perform its obligations under this Agreement. EGAT shall, when reasonably requested by the Generator and at the Generator's cost, provide reasonable assistance to the Generator in obtaining, renewing and maintaining such Governmental Approvals. Notwithstanding the foregoing, the Generator shall be solely responsible for obtaining such Governmental Approvals. Subject to its regulatory and statutory discretion, EGAT shall grant to the Generator any approvals, consents, concessions, decrees, waivers, privileges or exemptions that EGAT is empowered to grant, provided the Generator
             (i) is in compliance with its obligations under this Agreement, and
             (ii) has met all applicable requirements for such grant.

     2.2.2 The Generator shall commence the construction of the Facility on or before the Scheduled Construction Commencement Date.

     2.2.3 The Facility shall be constructed to meet the Contracted Operating Characteristics set out in Schedule 1, the technical characteristics set out in

             Schedule 7 and the construction schedule set out in Schedule 11. The Generator shall obtain EGAT's prior written consent to any material modifications in such technical characteristics, which consent shall not be unreasonably withheld or delayed. If EGAT does not respond to a request for such a material modification within thirty (30) days of receipt of such request, EGAT shall be deemed to have given its consent to the material modification.

     2.2.4 The Generator shall construct, complete, repair and modify the Facility such that it shall, at all times, operate in compliance with all applicable Laws, including environmental Laws, and the Grid Code.

     2.2.5 The Generator shall construct the Facility, either by itself or through third party contractors, according to Prudent Utility Practices and in a workmanlike and professional manner.

     2.2.6 The Generator shall allow representatives of EGAT to inspect the construction site at any reasonable time during construction, start-up, and testing of the Facility, provided that EGAT shall notify the Generator in writing reasonably in advance of any inspection and shall cooperate with the Generator to minimize interference with the Generator's contractors at the Site.

     2.2.7 The Parties shall cooperate with each other in accordance with the terms of this Agreement in the construction of the Facility, the New Transmission Facilities and in connecting the Facility to the EGAT System.

2.3  INDEPENDENT ENGINEER AND PROGRESS REPORTS ON CONSTRUCTION

     The Generator, at its expense, shall provide EGAT with the documents and other materials set out below within the dates specified there.

     2.3.1 Within thirty (30) days after the Execution Date, the Generator shall provide EGAT with a list of five or more independent engineers. If at least three of the engineers listed are not reasonably acceptable to EGAT then, within fifteen (15) days of receiving the list (or any further lists required hereunder), EGAT may require the Generator to provide a further list and the Generator shall comply with any such requirement. Within fifteen
             (15) days of receiving a list containing at least three independent engineers reasonably acceptable to EGAT, EGAT shall nominate three or more of the engineers listed to be appointed to act as independent engineer (the "Independent Engineer") for the purposes of this Agreement and the Generator shall appoint one of the nominated engineers to act in that capacity. If EGAT does not nominate three or more engineers or request a further list of engineers within fifteen (15) days of receiving a list of engineers from the Generator, EGAT shall be deemed to have nominated all of the engineers on the list most recently provided to it by the Generator. Except as otherwise provided in this Agreement, the Generator shall bear all costs and expenses associated with the Independent Engineer.

     2.3.2 Starting fifteen (15) days after the end of the first full calendar month after the Execution Date, and thereafter within fifteen (15) days after the close of each calendar quarter up to the start of construction of the Facility, the Generator shall submit for review to EGAT quarterly progress reports substantially in the form set out in Schedule 16.

     2.3.3 On the tenth (10th) Business Day of every month after the start of construction of the Facility until the Commercial Operation Date of the Second Unit, the Generator shall submit for review to EGAT monthly progress reports substantially in the form set out in
             Schedule 17.

     2.3.4 The Generator shall provide EGAT with any clarifications or further information which EGAT reasonably requests relating to the progress of construction of the Facility or the Generator's ability to perform its obligations to meet the Scheduled Commercial Operation Dates.

     2.3.5 Within a reasonable period after the Commercial Operation Date of each Unit, the Generator shall provide to EGAT (i) a certificate from the Independent Engineer confirming that the Facility has been constructed in accordance with Prudent Utility Practices and the provisions of Schedules 1, 7, 8, 10, 13 and 18, and (ii) a report from the Independent Engineer on the status of the Facility in relation to compliance with the material technical provisions of the EPC Contract. The Generator shall provide any further documentation or evidence supporting the Independent Engineer's certificate which EGAT reasonably requests.

2.4  METERING

     2.4.1 The Generator shall install, own and maintain, at the Generator's expense, all Metering Equipment and associated transformers. The Metering Equipment shall have the specifications set out in
             Schedule 13.

             The Generator, at its expense, shall provide (i) all metering structures, unless otherwise agreed, and (ii) surge protection and the necessary primary switches to isolate the metering installation. The specifications of such structures and switches shall be subject to EGAT's approval which shall not unreasonably be withheld or delayed.

     2.4.2 The Metering Equipment shall be sealed in the presence of both EGAT and the Generator and the seals shall only be broken in the presence of both Parties for inspection, testing or adjustment. EGAT, at its expense, shall be entitled to have an authorized representative present to monitor any test of the Metering Equipment.

     2.4.3 The accuracy of the Metering Equipment shall be tested annually as specified in Schedule 13 by the Generator at the Generator's expense, and the Generator shall give EGAT at least fourteen (14) days' prior written notice of the date of such annual test.

             Either Party may request additional tests of the accuracy of the Metering Equipment in writing at least fourteen (14) days prior to the proposed date of testing. The Generator shall bear the costs of any such additional tests, except that EGAT shall bear such costs if (i) EGAT requested the additional test, and (ii) the test demonstrates that the Metering Equipment is performing within the relevant tolerance limits as specified in Schedule 13.

             Whenever any Metering Equipment is found to be defective or not performing within such tolerance limits, it shall be adjusted, repaired, replaced, or re-calibrated by the Generator at its expense.

     2.4.4 If any of the Metering Equipment fails to register, or if the Metering Equipment is found upon testing to be inaccurate by more than plus or minus five tenths of one percent (plus or minus 0.5%) in measuring Net Electrical Generation delivered, an adjustment shall be made correcting all measurements by the inaccurate or defective metering device for billing purposes, for both the amount of the inaccuracy and the period of the inaccuracy, in the following manner:

             (a) If the Parties cannot agree on the amount of the adjustment necessary to correct the measurements made by the Primary Metering Equipment, the Parties shall use the Back-Up Metering Equipment to determine the amount of such adjustment, provided that the Back-Up Metering Equipment is operating within the relevant tolerance limits as specified in Schedule 13. If the Back-Up Metering Equipment is found upon testing to be inaccurate by more than plus or minus five tenths of one percent (plus or minus 0.5%) in measuring Net Electrical Generation, and the Parties cannot agree on the amount of the adjustment necessary to correct the measurements made by the Back-Up Metering Equipment, the Parties shall, as soon as practicable on the basis of procedures to be mutually agreed upon by the Parties (which may be based upon deliveries of Net Electrical Generation), estimate the amount of the necessary adjustment on the basis of deliveries of the Net Electrical Generation to the EGAT System during periods of similar operating conditions when the Primary Metering Equipment was registering accurately and taking into account the Facility's Fuel use records during such periods;

             (b) If the Parties cannot agree on the period during which the inaccurate measurements were made, the period during which the measurements are to be adjusted shall be the shorter of (i) one half of the period from the last test of the Metering Equipment, and (ii) the one hundred and eighty (180) days immediately preceding the test that found the Metering Equipment to be defective or inaccurate; and

             (c) To the extent that the adjustment period covers a period of deliveries for which payment has already been made by EGAT, the Generator shall use the corrected measurements as determined in accordance with this Section 2.4.4 to re-compute the amount due for the period of the inaccuracy and shall subtract the previous payments by EGAT for such period from such re-computed amount. If the difference is a positive number, such difference shall be paid by EGAT to the Generator; and if the difference is a negative number, such difference shall be paid by the Generator to EGAT. Payment of such difference shall be made by means of a credit or an additional charge on the next statement rendered pursuant to Section 19.

2.5  GRID CODE EQUIPMENT AND COMMUNICATION REQUIREMENTS

     2.5.1 The Generator shall install, maintain and operate the instrumentation set out in the applicable provisions of the Grid Code relating to metering. The Generator shall also provide telemetering equipment to facilitate remote monitoring of the measurements and indications of such instrumentation.

     2.5.2 All installation, maintenance, lease, service or purchase costs for communications and remote indication units at the Facility required by the Grid

             Code or specified in Schedules 10 and 13 shall be paid by the Generator. The costs of communications between the Facility and EGAT shall be borne by the Generator unless initiated by EGAT.

2.6  RIGHTS-OF-WAY AND EASEMENTS

     2.6.1 No later than thirty (30) days after the Execution Date, the Generator shall identify to EGAT (i) the location of the takeoff structure at the Site and (ii) the location of the takeoff structure at the substation on the New Main Transmission Line to which the New Transmission Facilities shall be connected.

     2.6.2 The Generator and EGAT shall cooperate in acquiring all ownership rights, rights-of-way, easements and continuing access rights (collectively, the ACCESS RIGHTS) necessary for the construction, operation, maintenance, upgrading, replacement and removal of any part of the New Transmission Facilities that will be located on property owned by any Person other than the Generator.

     2.6.3 In accordance with Section 2.6.2, if the Generator reasonably believes it will be unable to acquire all of the Access Rights and so notifies EGAT, EGAT shall endeavor to acquire the Access Rights through the exercise of its authority under the EGAT Act as set out in Paragraph 5 of Schedule 10. All costs and expenses incurred by EGAT in the acquisition of the Access Rights shall be reimbursed by the Generator in accordance with the Paragraph 5(f) of Schedule 10.

     2.6.4 EGAT's obligations under Sections 2.6.2 and 2.6.3 shall not be construed to require EGAT to exercise its authority under the EGAT Act in a manner that would be extraordinary in light of EGAT's historical use of such authority. For purposes of Section 14.1.1, circumstances which would allow EGAT to acquire the Access Rights only through such an extraordinary exercise of authority under the EGAT Act shall be deemed beyond EGAT's reasonable control.

     2.6.5 If all of the Access Rights have not been procured by 31 March 1998, each of the dates set out in Section 10.4 and each of the milestone dates set out in Section 11 shall be extended by the number of additional days required to complete acquisition of the Access Rights. The Generator may elect to waive all or part of such extension by giving EGAT, no later than twelve (12) months before the Scheduled Commercial Operation Date for the First Unit, written notice of the number of days of the extension that will not be taken.

     2.6.6   Notwithstanding EGAT's obligations under Section 2.6.2 and 2.6.3,
             (i) the Generator shall bear all costs and expenses caused by any delay in obtaining the Access Rights, (ii) any Events of Force Majeure that delay or prevent acquisition of the Access Rights shall be deemed to be Force Majeure affecting the Generator and under no circumstances construed as Force Majeure affecting EGAT.

     2.6.7 The Access Rights shall be acquired in EGAT's name or become EGAT's by Law. EGAT shall allow the Generator, as EGAT's agent, to exercise all uses of the Access Rights that are required for the Generator's design, engineering, construction, testing, and commissioning of the New Transmission Facilities.

     2.6.8 The Generator shall grant to EGAT all necessary rights-of-way and easements, including adequate and continuing access rights to the Generator's property, to install, operate, maintain, replace, or remove any of EGAT's equipment or facilities for the Connection. Such rights-of-way and easements shall be granted no later than the date construction of the New Transmission Facilities is completed and shall survive the termination or expiration of this Agreement for a period of at least one hundred and eighty (180) days to enable EGAT to remove any of its equipment or facilities located thereon.

2.7 PROVISION OF INFORMATION AND CONSULTATION RELATING TO EGAT TRANSMISSION FACILITIES

     2.7.1 EGAT has provided the Generator with the materials EGAT provides contractors or suppliers of equipment on their appointment by EGAT to construct transmission facilities or supply equipment for that purpose. Such materials are included or identified in Schedule 10 and set out EGAT's standard design specifications and engineering and construction guidelines, standard contractual terms, conditions and warranties required from contractors, and other standard practices relating to the construction of EGAT transmission facilities. EGAT shall provide any such additional materials reasonably requested by the Generator.

     2.7.2 EGAT shall afford the Generator reasonable opportunities for consultation concerning the materials provided pursuant to Section 2.7.1.

2.8  COMPLETION OF NEW TRANSMISSION FACILITIES

     2.8.1 The Generator shall design, engineer, construct, test, and commission the New Transmission Facilities in accordance with (i) the standard EGAT practices and contractual requirements as set out in the materials and information provided to the Generator under Sections 2.7.1 and 2.7.2, and (ii) Prudent Utility Practices whenever there is not an applicable standard EGAT practice or contractual requirement. Although EGAT shall by Law and the provisions of Section 2.6 and this Section 2.8.1 have legal title to the New Transmission Facilities from the start of their construction, the Generator shall bear the risk of loss of or damage to the New Transmission Facilities until the NTF Commissioning Completion Date.

     2.8.2 Unless otherwise agreed between the Parties, all contractors and suppliers of equipment appointed by the Generator for the design, engineering, construction, testing or commissioning of the New Transmission Facilities shall be contractors or suppliers of equipment that have previously performed similar services for or supplied similar equipment to EGAT. The Generator shall consult with EGAT concerning the selection of contractors and suppliers of equipment, and EGAT shall identify for the Generator contractors or suppliers of equipment that have previously performed services or supplied equipment to EGAT's satisfaction.

     2.8.3 On the tenth (10th) Business Day of every month after the start of construction of the New Transmission Facilities, the Generator shall submit for EGAT's review monthly progress reports on the construction of the New Transmission Facilities substantially in the form set out in Schedule 17.

     2.8.4 The Generator shall allow representatives of EGAT to inspect all construction sites of the New Transmission Facilities at any reasonable time during their construction or commissioning, provided that EGAT shall notify the Generator in writing reasonably in advance of any such inspection and shall cooperate with the Generator to minimize interference with the Generator's contractors at such sites. EGAT, at its expense, shall be entitled to attend and monitor the inspection, testing, energizing and commissioning of the New Transmission Facilities pursuant to Sections 2.8, 2.9 and 2.10 and Schedule 18.

     2.8.5 If at any point during the construction or commissioning of the New Transmission Facilities EGAT determines that modifications in the New Transmission Facilities should be made to correct any discrepancies between the Generator's construction of the New Transmission Facilities and the materials and information provided by EGAT to the Generator in accordance with Section 2.7, the Generator shall make any such modifications reasonably proposed by EGAT. The Generator shall bear the cost of any such modifications that are required.

     2.8.6 When the New Transmission Facilities are ready for initial inspection and testing, the Generator shall so notify EGAT in a statement in a form reasonably acceptable to EGAT. The initial inspection and testing of the NTF Connection Point and the New Transmission Facilities shall be scheduled for a date agreed by the Parties which shall be not more than seven (7) days after EGAT's receipt of such statement.

     2.8.7 On the date determined pursuant to Section 2.8.6, the Generator shall carry out the initial inspection and testing of the NTF Connection Point and the New Transmission Facilities in accordance with Paragraph 3.1 of Part A of Schedule 18.

     2.8.8 EGAT shall review on-site the results of the initial inspection and testing of the NTF Connection Point and the New Transmission Facilities carried out pursuant to Section 2.8.7. After receiving the results of such inspection and tests, EGAT shall either (i) within one (1) day provide the Generator with written notice that the inspection and testing requirements set out in Paragraph 3.1 of Part A of Schedule 18 have been met, or (ii) within seven (7) days provide the Generator with a written report describing any areas where, in EGAT's reasonable opinion, such requirements have not been met.

     2.8.9 If pursuant to Section 2.8.8(ii) EGAT reports that the New Transmission Facilities or the NTF Connection Point is not ready for energizing, the Generator shall determine and remedy the cause of such failure. The remedy and cost of the remedy shall be borne by the Generator. The Generator shall notify EGAT when further inspection and testing pursuant to Paragraph 3.1 of Part A of
             Schedule 18 can take place. Such further inspection and testing shall commence on a date agreed by the Parties which shall be not more than seven (7) days after the Generator so notifies EGAT. Such further inspection and testing and EGAT's review of the results thereof shall proceed pursuant to Sections 2.8.6 to 2.8.8 and this Section.

     2.8.10 EGAT shall provide the energizing source and the Generator shall energize the NTF Connection Point on an agreed date occurring not more than five (5) days after EGAT issues to the Generator written notice pursuant to Section 2.8.8(i), provided that EGAT shall not be required to energize the NTF Connection Point before the Scheduled NTF Energizing Date. The EGAT energizing source shall be at least one (1) energized 500kV circuit from the New Main Transmission Line. After the Generator has energized the NTF Connection Point, the Generator shall conduct final energizing and commissioning tests in accordance with Paragraphs 3.2 and 3.3 of Part A of Schedule 18.

     2.8.11 EGAT shall review on-site the results of the final energizing and commissioning tests of the NTF Connection Point and the New Transmission Facilities carried out pursuant to Section 2.8.10. After receiving the results of such tests, EGAT shall either (i) within one (1) day provide the Generator with written notice that the test requirements set out in Paragraphs 3.2 and 3.3 of Part A of Schedule 18 have been met with respect to all tests that can be performed using all New Main Transmission Line circuits available at the time for energizing the NTF Connection Point and New Transmission Facilities, or (ii) within seven (7) days provide the Generator with a written report describing any areas where, in EGAT's reasonable opinion, such requirements have not been met.

     2.8.12 EGAT shall review on-site the results of the final energizing and commissioning tests of the 500kV circuits from NTF Connection Point to the Connection Point carried out pursuant to Section 2.8.10. After receiving the results of such tests, (i) within one (1) day EGAT shall provide the Generator with written notice of any determination by EGAT that the test requirements set out in Paragraphs 3.2 and 3.3 of Part A of Schedule 18 have been met with respect to one or both such circuits, and (ii) if EGAT determines that either of such 500kV circuits have not met such requirements, within seven (7) days EGAT shall provide the Generator with a written report describing any areas where, in EGAT's reasonable opinion, such requirements have not been met.

     2.8.13 If EGAT reports that the New Transmission Facilities or the NTF Connection Point have not met the requirements for notice pursuant to Section 2.8.11(i) or that either of the 500kV circuits from the NTF Connection Point to the Connection Point has not met the requirements for notice pursuant to Section 2.8.12(i), the Generator shall determine and remedy the cause of such failure. The remedy and cost of the remedy shall be borne by the Generator. The Generator shall notify EGAT when further testing pursuant to Paragraphs 3.2 and 3.3 of Part A of Schedule 18 can take place. Such further testing shall commence on a date agreed by the Parties which shall be not more than seven (7) days after the Generator so notifies EGAT. Such further testing and EGAT's review of the results thereof shall proceed pursuant to Sections 2.8.10 to 2.8.12 and this Section.

     2.8.14 The NTF Commissioning Completion Date shall be the date which is the later of (i) the date EGAT provides the Generator with notice pursuant to Section 2.8.11(i), or (ii) the date EGAT provides notice pursuant to Section 2.8.12(i) that both of the 500kV circuits from the NTF Connection Point to the Connection Point have met the test requirements set out in Paragraphs 3.2 and 3.3 of Part A of Schedule 18.

     2.8.15 Beginning on the NTF Commissioning Completion Date, EGAT shall (i) assume the risk of loss of or damage to the New Transmission Facilities, and (ii) operate, maintain and energize the New Transmission Facilities in accordance with Prudent Utility Practices. Within thirty (30) days after the NTF

             Commissioning Completion Date, the Generator shall assign to EGAT, with effect from the NTF Commissioning Completion Date, all continuing contractual rights and warranties the Generator has under all contracts relating to the construction of the New Transmission Facilities and equipment procured for that purpose. Such contractual rights and warranties shall meet or exceed the requirements set out in Paragraph 6 of Schedule 10.

     2.8.16 There shall be included as a separate component of the Availability Payments an amount (the ADDED FACILITY CHARGE) to reimburse the Generator for costs incurred by it (including amounts paid by it to EGAT pursuant to Section 2.6 and Paragraph 5(f) of Schedule 10) in connection with the acquisition or transfer of Access Rights and in the design, engineering, construction, testing and commissioning of the New Transmission Facilities. The Added Facility Charge shall be a monthly payment payable for 150 consecutive months equal to the amounts specified in Paragraph 6.2 of Schedule 2. EGAT shall commence payments of the Added Facility Charge as part of the first payment of Availability Payments (after the Commercial Operation Date of the First Unit or pursuant to Section 2.10.4 or 14.4.2). Thereafter, EGAT shall pay the Added Facility Charge to the Generator irrespective of whether EGAT's obligation to make Availability Payments is otherwise excused in whole or in part during the Term.

2.9  INSPECTION AND ENERGIZING OF THE CONNECTION POINT AND FACILITY SWITCHYARD

     2.9.1 When the Facility Switchyard is ready for the Connection Point to be energized, the Generator shall so notify EGAT in a statement in a form reasonably acceptable to EGAT. The inspection and testing of the Connection Point and the Facility Switchyard shall be scheduled for a date agreed by the Parties which shall be on or before the later of (i) fourteen (14) days after EGAT's receipt of such statement, and (ii) one day after EGAT provides notice pursuant to
             Section 2.8.12(i) that the test requirements set out in Paragraphs
             3.2 and 3.3 of Part A of Schedule 18 have been met with respect to at least one of the two 500kV circuits from the NTF Connection Point to the Connection Point.

     2.9.2 On the date determined pursuant to Section 2.9.1, the Generator shall carry out the initial inspection and testing of the Connection Point and Facility Switchyard in accordance with Paragraph 3.1 of Part B of Schedule 18. EGAT, at its expense, may attend and monitor the inspection and testing of the Connection Point and the Facility Switchyard.

     2.9.3 EGAT shall review at the Site the results of the initial inspection and testing of the Connection Point and the Facility Switchyard carried out pursuant to Section 2.9.2. After receiving the results of such inspection and testing, EGAT shall either (i) within one
             (1) day provide the Generator with written notice that the test requirements set out in Paragraph 3.1 of Part B of Schedule 18 have been met, or (ii) within seven (7) days provide the Generator with a written report describing any areas where, in EGAT's reasonable opinion, such requirements have not been met.

     2.9.4 If EGAT reports that the Facility Switchyard or the Connection Point is not ready for energizing, the Generator shall, at its expense, make such changes to the Facility Switchyard or the Connection Point as are required and notify EGAT when further inspection and testing pursuant to Paragraph 3.1 of Part B of Schedule 18 can take place. Such further inspection and testing shall commence on a date agreed by the Parties which shall be not more than seven (7) days after the Generator so notifies EGAT. Such further testing and EGAT's review of the results thereof shall proceed pursuant to Sections 2.9.2 and 2.9.3 and this Section.

     2.9.5 EGAT shall provide the energizing source and the Generator shall energize the Connection Point on an agreed date occurring not more than five (5) days after EGAT issues to the Generator written notice pursuant to Section 2.9.3(i), provided that EGAT shall not be required to energize the NTF Connection Point for this purpose before the Scheduled Energizing Date. The Generator shall conduct final energizing and commissioning tests for the Connection Point and Facility Switchyard pursuant to Paragraphs 3.2 to 3.4 of Part B of Schedule 18.

     2.9.6 EGAT shall review the final energizing and commissioning test results of the Connection Point and the Facility Switchyard. After receiving the results of such testing, EGAT shall either (i) within one (1) day provide the Generator with written notice that the test requirements set out in Paragraphs 3.2 to 3.4 of Part B of Schedule 18 have been met, or (ii) within seven (7) days provide the Generator with a written report describing any areas where, in EGAT's reasonable opinion, such requirements have not been met.

     2.9.7 If EGAT reports that the Facility Switchyard or the Connection Point have not met the requirements for notice pursuant to Section 2.9.6(i), the Generator shall determine and remedy the cause of such failure. The remedy and cost of the remedy shall be borne by the Generator. The Generator shall notify EGAT when further testing pursuant to Paragraphs 3.2 to 3.4 of Part B of Schedule 18 can take place. Such further testing shall commence on a date agreed by the Parties which shall be not more than seven (7) days after the Generator so notifies EGAT. Such further testing and EGAT's review of the results thereof shall proceed pursuant to Sections 2.9.5 and
             2.9.6 and this Section.

2.10 SYNCHRONIZING AND COMMERCIAL OPERATION

     2.10.1 After EGAT provides notice pursuant to Section 2.9.6(i), the Generator shall conduct the Unit synchronizing tests set out in Paragraph 3.5 of Part B of Schedule 18.

             EGAT shall review the results of such Unit synchronizing tests. After receiving the results of such testing, EGAT shall either (i) within one (1) day provide the Generator with written notice that the test requirements set out in Paragraph 3.5 of Part B of
             Schedule 18 have been met, or (ii) within seven (7) days provide the Generator with a written report describing any areas where, in EGAT's reasonable opinion, such requirements have not been met.

             If EGAT reports that the Unit has not met the requirements for notice pursuant to subclause (i) of this Section, the Generator shall determine and remedy the cause of such failure. The remedy and cost of the remedy shall be borne by the Generator. The Generator shall notify EGAT when further testing pursuant to Paragraph 3.5 of Part B of Schedule 18 can take place. Such further testing shall commence on a date agreed by the Parties which shall be not more than seven (7) days after the Generator so notifies EGAT. Such further testing and EGAT's review of the results thereof shall proceed pursuant to this Section.

             The Generator shall be allowed to synchronize on an agreed date occurring after EGAT provides notice pursuant to subclause (i) of this Section 2.10.1, but no more than one hundred and eighty (180) days before the Commercial Operation Date of the Unit the Parties anticipate to be set pursuant to Section 2.10.2.

     2.10.2 On the date which is twelve (12) months before the Scheduled Commercial Operation Date of the First Unit, EGAT shall provide the Generator with written notice stating whether the reserve capacity in the EGAT System forecasted for the Scheduled Commercial Operation Date of the First Unit is greater than or less than fifteen percent (15%).

             If such forecasted reserve capacity is less than fifteen percent (15%), the Commercial Operation Date of the First Unit may occur on or after its Earliest Commercial Operation Date and the Commercial Operation Date of the Second Unit may occur on or after its Earliest Commercial Operation Date. If such forecasted reserve capacity is greater than fifteen percent (15%), the Commercial Operation Date of the Units may not occur before their respective Scheduled Commercial Operation Dates without the written consent of EGAT which shall be at EGAT's sole discretion.

             Subject to the foregoing, the Commercial Operation Date of each Unit shall be a date agreed by EGAT and the Generator occurring no more than five (5) days after the later of (i) EGAT's receipt of a certificate of the Independent Engineer certifying that the Unit has successfully completed the Commercial Operations Test in accordance with Schedule 14, and (ii) the NTF Commissioning Completion Date.

     2.10.3 If the Commercial Operation Date for either Unit fails to occur by its Scheduled Commercial Operation Date, the Generator shall pay EGAT liquidated damages of four (4) Baht/kW per day of Contracted Capacity of such Unit for the number of days such failure is not due to the actions or omissions of EGAT or otherwise excused hereunder in the period from the Unit's Scheduled Commercial Operation Date to the earlier of (i) its Commercial Operation Date, or (ii) the date two hundred and forty (240) days after the Scheduled Commercial Operation Date.

     2.10.4 If the Commercial Operation Date of either Unit fails to occur by its Scheduled Commercial Operation Date, EGAT shall make Availability Payments to the Generator with respect to that Unit for the number of days during the period from its Scheduled Commercial Operation Date to its Commercial Operation Date that such failure is due solely to EGAT's not completing the New Main Transmission Line or not energizing the NTF Connection Point by the Scheduled NTF Energizing Date or not energizing the Connection Point by the Scheduled Energizing Date, unless such failure is otherwise excused hereunder. EGAT shall commence making such Availability Payments on the Scheduled Commercial Operation Date of the Unit after such date is adjusted as described below.

             For the purposes of determining the date such Availability Payments shall commence, the Scheduled Commercial Operation Date of the Unit
             (i) shall be extended by one day for each day by which the occurrence of the Commercial Operation Date is delayed due to causes attributable to the Generator, but (ii) shall not be extended pursuant to Section 10.5.2 for delay due solely to EGAT's not completing the New Main Transmission Line, not energizing the NTF Connection Point by the Scheduled NTF Energizing Date or not energizing the Connection Point by the Scheduled Energizing Date. EGAT shall continue making such Availability Payments until the earlier of (i) the date upon which EGAT has made such Availability Payments for the same number of days as the Unit's Commercial Operation Date was delayed by EGAT as determined in accordance with the preceding paragraph, (ii) the Commercial Operation Date of the Unit, or (iii) the termination of this Agreement.

             Any Availability Payments made by EGAT in accordance with this
             Section 2.10.4 shall be calculated using the Contracted Capacity of the Unit. Costs which the Generator either did not incur or were avoidable because the Unit was not Available shall be deducted from such Availability Payments, and any additional costs necessarily or reasonably incurred as a result of the delay caused by EGAT shall be added to such Availability Payments.

             If the Dependable Contracted Capacity that is established for either Unit on its Commercial Operation Date is less than its Contracted Capacity, then the Availability Payments paid to the Generator with respect to that Unit during the period between its Scheduled Commercial Operation Date and its Commercial Operation Date shall be recalculated using its Dependable Contracted Capacity on its Commercial Operation Date. If the Availability Payments made in respect of that period exceed the amount reached by the recalculation, EGAT shall be entitled to deduct an amount equal to the excess from future payments due to the Generator by EGAT together with interest on the amount of the excess at the Overdraft Rate. Such deductions shall be made from such future payments pro-rata over the same period of time in which the excess Availability Payments were made.

     2.10.5 Any Availability Payments payable by EGAT to the Generator in accordance with Section 2.10.4 shall be paid in accordance with
             Section 19.2. Liquidated damages payable by the Generator to EGAT in accordance with Section 2.10.3 shall be drawn by EGAT from any portion of the Development Security remaining after any reduction thereof in accordance with Section 13.2. To the extent such portion of the Development Security is insufficient to compensate EGAT for all liquidated damages due under Section 2.10.3, the Generator shall pay EGAT any further liquidated damages in accordance with
             Section 19.2.

2.11 TESTING

     2.11.1 Prior to the Commercial Operation Date of each Unit, the Generator shall conduct the Commercial Operations Test for the Unit. Such test will (i) determine the Unit's Dependable Contracted Capacity, and (ii) verify the Unit's Contracted Operating Characteristics. The Generator shall provide thirty (30) days' prior written notice to EGAT of such test of each Unit. After such notice has been given, the Generator shall provide at least seven (7) days' prior written notice to EGAT of any rescheduling of the date of such test. EGAT, at its expense, may attend and monitor the Commercial Operations Test of each Unit.

             The Generator shall bear the costs and expenses of the Commercial Operations Tests and all other tests conducted before the Commercial Operation Date.

     2.11.2 After the Commercial Operation Date of each Unit, the Unit shall be tested semi-annually during each Contract Year (and after each time the Unit is withdrawn from service for a major overhaul, modification or renovation) to establish the Dependable Contracted Capacity. The Dependable Contracted Capacity so established (i) may be more or less than the previously established Dependable Contracted Capacity for the Unit, but (ii) may not exceed the Unit's Contracted Capacity. The Generator shall bear the costs and expenses of all such semi-annual tests, and EGAT shall bear the costs and expenses of attending and monitoring such tests.

     2.11.3 EGAT shall have the right to require the Generator to conduct a Net Capacity Test for either Unit upon seven (7) days' prior written notice to the Generator if EGAT reasonably believes that the generating capacity of the Unit is less than the Dependable Contracted Capacity then in effect for the Unit for any reason whatsoever except (i) Governmental Force Majeure, (ii) a condition caused by the EGAT System (including Force Majeure affecting EGAT), or (iii) a Planned Outage. The Generator shall bear the costs and expenses of any test required by EGAT under this Section 2.11.3, but EGAT shall repay the Generator such costs and expenses if the Net Capacity Test demonstrates a Dependable Contracted Capacity equal to or greater than that in effect for the Unit when EGAT requested the Net Capacity Test. In either case, EGAT shall be responsible for any costs and expenses of attending and monitoring such tests.

     2.11.4 The Generator shall have the right to conduct Net Capacity Tests to establish a new Dependable Contracted Capacity for either Unit upon seven (7) days' prior written notice to EGAT. The Generator may request such determinations of Dependable Contracted Capacity on no more than four (4) occasions in any Contract Year, exclusive of any such determinations requested by EGAT pursuant to Section 2.11.3. The Generator shall bear the costs and expenses of any test required under this Section 2.11.4, and any expenses incurred by EGAT in attending and monitoring such tests.

     2.11.5 The Dependable Contracted Capacity of each Unit on its Commercial Operation Date shall be the Dependable Contracted Capacity established by the most recently conducted Net Capacity Test of the Unit. The Dependable Contracted Capacity so established may not exceed the Unit's Contracted Capacity. The Dependable Contracted Capacity established for a Unit in the most recently conducted Net Capacity Test shall be effective until the Dependable Contracted Capacity for that Unit is next determined in accordance with this
             Section 2.11 and Schedule 14. Any Availability Notice issued by the Generator to EGAT pursuant to Section 5 shall not declare Availability for a Unit in excess of the Dependable Contracted Capacity in effect for that Unit at the time any such Availability Notice is issued, except as permitted in Paragraph 17 of Schedule 2.

2.12 REVIEW BY EGAT

     Notwithstanding any other provisions of this Agreement, any review by EGAT of any materials, documents, designs, drawings, schedules, design data or other information submitted by the Generator concerning the Facility under this Agreement or prior to the execution of this Agreement, or any consent by EGAT under Section 2.2.3 to any modification in the Facility's construction, or any inspection or testing of the Facility by EGAT, or any presence of EGAT to witness any test performed by the Generator, whether undertaken pursuant to this Agreement or not, shall not be deemed to constitute an endorsement of the Facility nor a warranty or other assurance by EGAT of the safety, durability or reliability of the Facility, nor release the Generator of any of its obligations under this Agreement.

3.   PROVISION AND PURCHASE OF AVAILABILITY AND ELECTRICITY

3.1 OBLIGATION TO PROVIDE DEPENDABLE CONTRACTED CAPACITY AND CONTRACTED OPERATING CHARACTERISTICS

     3.1.1 In consideration of EGAT's agreement to pay Availability Payments, Energy Payments and other sums to the Generator on the terms and conditions of this Agreement, the Generator shall throughout the Term maintain, repair, fuel and operate the Facility as required by Prudent Utility Practices, the Grid Code and all applicable Laws to ensure the provision of the Dependable Contracted Capacity and the Contracted Operating Characteristics.

     3.1.2 The Generator shall ensure that it does not at any time issue or allow to remain outstanding, with respect to a Unit, a declaration of revised Operating Characteristics which declares the Availability and Operating Characteristics of the Unit at levels or values different from those that the Unit could achieve at the relevant time except:

             (a) during periods of Planned Outage or otherwise with the consent of EGAT;

             (b) while repairing or maintaining the Facility or equipment necessary to the operation of the Facility where such repair or maintenance cannot reasonably, in accordance with Prudent Utility Practices, be deferred to a period of Planned Outage;

             (c) where necessary to avoid an imminent risk of injury to persons or material damage to property (including the Facility);

             (d) if it is not lawful for the Generator to operate the Facility;
                 or

             (e) to the extent that the Generator is affected by a Force
                 Majeure;

             provided that this Section shall not require the Generator to declare Availability or Operating Characteristics exceeding the requirements specified in Schedule 1.

     3.1.3 EGAT shall accept test energy generated from a Unit prior to its Commercial Operation Date and pay the Generator for such energy as measured by Metering Equipment at the Metering Point in accordance with Section 19 an amount equal to the sum of:

             (a) the cost of Fuel used by the Generator to generate such test energy; plus

             (b) the variable operation and maintenance costs reasonably incurred by the Generator in producing such test energy.

3.2  COMPLIANCE WITH THE GRID CODE

     3.2.1 The Generator shall comply with the provisions of the Grid Code in effect throughout the Term, subject to any variations therefrom granted to the Generator by EGAT.

     3.2.2 EGAT shall use its reasonable efforts to notify the Generator in advance of proposed changes to the Grid Code, and the Generator may provide comments to EGAT in regard to such proposed changes. EGAT shall give due consideration to any such comment.

     3.2.3 Within the period of time stated in the notice (which shall generally not be less than thirty (30) days) after receipt of a notice of change in the Grid Code which does not require Facility modifications, or which does not adversely affect the Facility's operation, the Generator shall comply with such change to the Grid Code. If Facility modifications are required or the Facility's operation would be adversely affected by a change in the Grid Code, the Generator shall as soon as practicable advise EGAT of the anticipated length of time required in order for the Generator, acting diligently, to effect compliance with such notice. The Generator shall take immediate steps to comply with such notice (unless EGAT subsequently notifies the Generator in writing that the Generator may discontinue such compliance).

     3.2.4 If changes to the Grid Code result in increases or decreases in costs or revenues to the Generator, the provisions of Sections
             3.2.5 and 17 shall apply and EGAT shall continue to make Availability Payments to the Generator in accordance with Schedule 2 without deductions due to the Grid Code's effect on the Facility's operations during the time period required for the Generator to adjust the Facility or its operation to comply with any such changes to the Grid Code.

     3.2.5 The Generator shall provide EGAT with prompt written notice describing in reasonable detail any circumstances in which actions the Generator is required to take to comply with a change in the Grid Code will prevent the Generator from performing other obligations under this Agreement. The Generator's inability to perform such other obligations in such circumstances shall not in and of itself be a breach of this Agreement.

3.3  SALE AND PURCHASE OF ELECTRICITY

     3.3.1 The Generator shall deliver to the Connection Point and sell to EGAT, and EGAT shall purchase from the Generator, on the terms and conditions of this Agreement, the Net Electrical Generation. The Net Electrical Generation delivered to EGAT shall be measured at the Metering Point using the Primary Metering Equipment. If the Primary Metering Equipment is inaccurate, otherwise defective, or being tested pursuant to Section 2.4, the measurements recorded by the Back-Up Metering Equipment shall be used to measure the Net Electrical Generation.

     3.3.2 The Generator shall not deliver any electricity generated by the Facility to any third party during the Term or any extension of the Term made in accordance with this Agreement.

3.4  PROVISION OF STANDBY SERVICE

     To the extent permitted by law, EGAT shall offer the Generator standby electrical service at the applicable standby rate.

3.5  DISPATCH INSTRUCTIONS

     The Generator shall operate the Facility as a fully dispatchable facility. Subject to the terms and conditions of this Agreement, EGAT shall have the sole right and discretion to schedule and Dispatch the generation of electricity from the Facility and the delivery thereof into the EGAT System, provided that EGAT shall Dispatch the Facility in a manner that is consistent with:

     (a) the principle of merit order Dispatch, subject to the needs of the EGAT System;

     (b) the Grid Code;

     (c) Prudent Utility Practices; and

     (d) all applicable Laws, regulations and permits.

     Except in Emergency Conditions, EGAT shall only issue Dispatch Instructions that are in accordance with the Generator's declared Availability and Declared Operating Characteristics of each Unit as notified by the Generator from time to time. The Generator may but shall not be obliged to comply with any Dispatch Instruction that would require the Generator to operate either Unit beyond its declared Availability or Declared Operating Characteristics at the relevant time unless such Dispatch Instruction is stated to be issued under Emergency Conditions. In Emergency Conditions the Generator shall not be required to operate either Unit beyond its Design Limits or in any manner that would be inconsistent with Prudent Utility Practices.

3.6  OPERATION AND MAINTENANCE (O&M) REPORTS

     At least once in each calendar quarter, the Generator shall submit to EGAT a report from the O&M operator containing the information set out in
     Schedule 22. For so long as the Financing Documents remain effective, EGAT shall be provided with complete copies of all O&M reports provided to Financing Parties by the Generator or the O&M operator.

4.   DELIVERY OF ELECTRICITY

4.1  QUALITY OF SUPPLY

     If at any time the supply of electricity from a Unit does not comply as to its electrical characteristics with the applicable requirements of the Grid Code or this Agreement as a result of the breach by the Generator of any such requirements:

     (a) the Generator shall take the steps necessary pursuant to Prudent Utility Practices to remedy such non-compliance as soon as possible; and

     (b) the Unit shall be deemed to be not Available to the extent of such non-compliance.

4.2  TITLE AND RISK OF LOSS

     Title to and risk of loss of any electricity generated by the Facility and delivered to EGAT in accordance with this Agreement shall pass to EGAT at the Connection Point.

     EGAT shall bear the cost of transmission losses incurred on the EGAT side of the Metering Point in the transmission of electricity sold to EGAT, except as attributable to diversion or theft before the Connection Point.

4.3  FAILURE OF THE SYSTEM

     The calculation of Availability Payments under Schedule 2 shall not include any deductions for:

     (a) any failure, restriction or outage of transmission facilities on the EGAT side of the Connection Point;

     (b) any action which the Generator, in accordance with the Grid Code, is obliged or entitled to take due to any frequency excursion on the EGAT System outside the frequency ranges and time limitations set out in Paragraph 4.1 of Schedule 1; or

     (c) any shedding of the Net Electrical Generation of a Unit instructed by EGAT.

5.   AVAILABILITY PAYMENTS

5.1  CALCULATION OF AVAILABILITY PAYMENTS

     Commencing from the Commercial Operation Date of the First Unit, the Generator shall be entitled to receive from EGAT Availability Payments calculated in accordance with the provisions of Schedule 2.

5.2  CONFIRMATION AND PAYMENT OF AVAILABILITY PAYMENTS

     The Actual Availability and the Operating Characteristics of the Units in each Settlement Period shall be confirmed in a Final Confirmation Statement issued in accordance with Section 18. Amounts calculated pursuant to
     Schedule 2 shall be payable in accordance with Section 19.

5.3  NOTICES OF AVAILABILITY AND DECLARED OPERATING CHARACTERISTICS

     5.3.1 The Generator shall keep EGAT advised of the Availability and Operating Characteristics of the Units by issuing Availability Notices and Outage Notices in accordance with the Grid Code.

     5.3.2 Any Availability Notice or Outage Notice may be given by telephone in accordance with the Grid Code. The Notice shall be confirmed by facsimile as soon as possible thereafter and in any event shall be sent to EGAT within two hours. Where a facsimile is so sent by way of confirmation it shall state clearly that it is in confirmation of a Notice already given by telephone and must state the exact time at which the Notice was given by telephone.

     5.3.3 If, following the occurrence of an event of the type specified in Paragraph 3.4 of Schedule 2, EGAT wishes to issue a Post Event Notice, it shall deliver a copy of the Post Event Notice to the Generator as soon as reasonably practicable but not later than 5 p.m. on the fifth (5th) Business Day after the day on which the relevant event occurred.

     5.3.4   A Post Event Notice shall specify:

             (a) the Settlement Period during which the relevant event occurred;
                 and

             (b) the matters or values which EGAT intends to re-declare as a result of the relevant event.

     5.3.5 If the Generator considers that a Post Event Notice was not validly issued in accordance with this Agreement, it shall notify EGAT, within seventy-two (72) hours after receipt of the written Post Event Notice or confirmation thereof, of the grounds for its objection. If EGAT and the Generator are unable to resolve the Generator's objection within fourteen (14) days of the date of such objection, the matter shall be referred to an Expert for determination in accordance with Section 15. If the Generator does not notify EGAT of its objection within such seventy-two (72) hour period, the Post Event Notice shall be deemed accepted by the Generator.

6.   ENERGY PAYMENTS

6.1  ENTITLEMENT TO AND CALCULATION OF ENERGY PAYMENTS

     Commencing on the Commercial Operation Date of the First Unit, the Generator shall be entitled to receive from EGAT, for each Settlement Period, the Energy Payments for electrical energy generated from the Facility in response to Dispatch Instructions as measured and calculated in
     Schedule 3. The Generator shall not be entitled to receive an Energy Payment calculated in accordance with Schedule 3 for either (i) operations carried out without a Dispatch Instruction, or (ii) any operation or part thereof requested by EGAT's Control Center but not carried out by the Generator.

6.2  CONFIRMATION AND PAYMENT OF ENERGY PAYMENTS

     The operations of the Facility in each Settlement Period shall be reflected in a Final Confirmation Statement issued in accordance with Section 18.
     The Energy Payments due to the Generator pursuant to this Section 6 shall be payable in accordance with Section 19.1.

7.   MINIMUM TAKE

     If the Generator is required to take or transport a minimum quantity of Fuel by the Fuel Purchase Agreement or the Fuel Transportation Agreement, and provided that the terms of such agreements have been approved by EGAT in accordance with Sections 9.1 and 9.2, EGAT shall share the costs (the MINIMUM TAKE LIABILITY) incurred by the Generator after the Commercial Operation Date of the Second Unit with respect to a failure to take or transport the minimum quantity of Fuel, as calculated under the provisions of the Fuel Purchase Agreement and Fuel Transportation Agreement.

     EGAT shall not share the Minimum Take Liability if such a failure (i) occurs before the Commercial Operation Date of the Second Unit, or (ii) is due to any causes other than Dispatch Instructions by EGAT, Force Majeure affecting EGAT or Governmental Force Majeure.

     The method of sharing shall be on the basis of the following formula:

     EA   -    Expected Unit Availability

               EA         =    CAH for each Contract Year/8760

               For two units, EA = (CAH//1// + CAH//2//) / (8760 x 2)

     AA   -    Actual Availability

               AA         =    (Sigma)AAH/8760

               (Sigma)AAH  =   Equivalent Achieved Available Hours for each Contract Year

               For two units, AA = ((Sigma)AAH//1// + (Sigma)AAH//2//)/(8760 x 2)

     ACF  -    Annual Capacity Factor

               ACF        =    MWh generated during Contract Year
                               ----------------------------------
                                Contracted Capacity (CC) x 8760

               For two units,  ACF = (ACF//1// + ACF//2//) /2

     MACF -    Minimum Annual Capacity Factor below which the Minimum Fuel
               Purchase Obligation applies = 0.60

     If ACF is greater than or equal to MACF, then Minimum Take Liability does not apply.

     If ACF is less than MACF, the Minimum Take Liability applies, with the Generator's Share and
     EGAT's Share given by the following:

               EGAT's Share       =    1 - EA - AA
                                           -------
                                           EA - MACF
               Generator's Share  =    EA - AA
                                       -------
                                       EA - MACF

     The preceding formula allocates the Minimum Take Liability between EGAT and the Generator within the following boundaries:

     (a) If AA is greater than or equal to EA, EGAT shall bear one hundred percent (100%) of the Minimum Take Liability, and

     (b) If AA is less than or equal to the MACF, the Generator shall bear one hundred percent (100%) of the Minimum Take Liability.

8.   ENVIRONMENTAL QUALITY REQUIREMENTS

8.1  The Generator shall comply with or exceed the standards set out in
     Schedule 8 and all applicable environmental Laws.

8.2 If, subsequent to the Execution Date, the Generator is required by a Change-in-Law to meet environmental standards which are more stringent than those set out in Schedule 8, the Generator may submit to EGAT a certificate setting out the details of increased costs resulting from such change, in accordance with the provisions of Section 17. Such a certificate shall include or be accompanied by sufficient technical, environmental, and financial information and data to demonstrate that the least-cost option consistent with Prudent Utility Practices to meet or exceed the environmental Law has been selected. EGAT and the Generator shall promptly determine, in good faith, any necessary adjustments in accordance with Section 17.

8.3 The Generator shall establish environmental management systems and facilities to ensure that the applicable environmental Laws and the standards set out in Schedule 8 are complied with or exceeded. Unless otherwise directed by the relevant Governmental Authority, the Generator shall install and operate a suitable continuous emission and ambient air monitoring system including at least four monitoring stations at appropriate locations within a ten (10) kilometer radial distance from the Facility. The Generator shall also install and operate on-line recorders at the Facility and, unless otherwise directed, in the offices of the relevant Governmental Authority.

8.4 The Generator shall provide an annual report on all relevant aspects of the Generator's environmental facilities, activities and performance no later than thirty (30) days following each Contract Year. The annual report on environmental performance shall contain a statement of assurances to the effect that all applicable environmental Laws have been complied with or, where that is not the case, shall contain details of any failure to comply with such environmental Laws and the actions instituted to prevent such failures to recur.

9.   FUEL SUPPLY

9.1  FUEL SUPPLY OBLIGATIONS

     9.1.1 The Generator shall ensure that the Facility has sufficient quantities of Fuel to enable each Unit to operate at eighty-five percent (85%) of its Contracted Capacity on an annual basis from its Commercial Operation Date until the last day of the Term.

     9.1.2 The Generator shall not enter into a Fuel Purchase Agreement or Fuel Transportation Agreement unless EGAT (i) has reviewed and approved the terms and conditions thereof in accordance with
             Section 9.1.3, or (ii) has been deemed to have so reviewed and approved the terms and conditions thereof in accordance with
             Section 9.1.4.

     9.1.3 The Generator shall negotiate a Fuel Purchase Agreement and Fuel Transportation Agreement which satisfy the principles set out in
             Schedule 9. EGAT shall be afforded not less than thirty (30) days to review the draft Fuel Purchase Agreement and draft Fuel Transportation Agreement to determine whether or not such draft agreements satisfy the principles set out in Schedule 9. EGAT shall notify the Generator of its determination with respect to any such draft agreement within thirty (30) days of receiving the draft agreement. If EGAT determines that any such draft agreement does not satisfy the principles set out in Schedule 9, EGAT shall provide the Generator with the reasons for such determination and propose changes EGAT reasonably deems necessary for the draft agreement to satisfy such principles.

     9.1.4 EGAT shall be deemed to have completed its review and approved the draft Fuel Purchase Agreement or draft Fuel Transportation Agreement if it does not provide the Generator with a written determination to the contrary together with the reasons for such determination and EGAT's proposed changes within thirty (30) days after the date of receipt of any such draft agreement.

     9.1.5 EGAT's review, approval, objection or rejection of the draft Fuel Purchase Agreement, Fuel Transportation Agreement or any proposed amendment, modification or termination of such agreements shall not:

             (a) lessen, diminish or affect in any way the performance by the
                 Generator of its obligations under this Agreement or the Project Agreements;

             (b) increase, expand or affect in any way the obligations of EGAT under this Agreement;

             (c) affect the application or interpretation of the provisions of this Agreement or the Project Agreements; or

             (d) result in EGAT incurring any liability whatsoever for the performance or consequences of the performance of the Fuel Purchase Agreement or Fuel Transportation Agreement.

     9.1.6 The Generator shall provide EGAT with copies of the fully executed Fuel Purchase Agreement and Fuel Transportation Agreement on or before the date specified in Section 11(g).

9.2  SUBSEQUENT FUEL SUPPLY AGREEMENTS

     9.2.1 The Generator shall not terminate, modify or amend the Fuel Purchase Agreement or Fuel Transportation Agreement without EGAT's prior written consent. If either such agreement is terminated, the Generator shall immediately negotiate a new Fuel Purchase Agreement or a new Fuel Transportation Agreement.

     9.2.2 The provisions set out in Section 9.1 shall apply mutatis mutandis to any (i) new Fuel Purchase Agreement, (ii) new Fuel Transportation Agreement, and (iii) documents relating to any alternative Fuel arrangements made pursuant to Section 9.3.1.

9.3  FUEL STOCK

     9.3.1 The Generator shall maintain at its expense on the Site at all times a Fuel Stock sufficient to meet all of the Generator's Fuel needs for a period of at least thirty (30) days in the event that there is an interruption in the Generator's Fuel supply. In determining whether the quantity of such Fuel Stock is sufficient, the Generator shall take into account, among other things, the maximum Fuel consumption rate of the Facility and the time required to accomplish necessary replenishment.

     9.3.2 The Generator shall provide EGAT with any information reasonably requested by EGAT from time to time regarding the Fuel Stock and shall also keep EGAT advised from time to time of any material modifications to its Fuel Stock arrangements.

     9.3.3   The Generator shall not be entitled to claim Force Majeure under
             Section 14 for any interruption of the supply of Fuel to the Facility until such interruption due to Force Majeure has continued for a period of sixty (60) days from the date the interruption occurred.

10.  CRITICAL DATES AND DURATION OF AGREEMENT

10.1 INITIAL TERM

     The Term of this Agreement shall begin on the Execution Date and shall continue for a period of twenty-five (25) years from the Commercial Operation Date of the Second Unit, unless otherwise extended or terminated in accordance with the provisions of this Agreement.

10.2 SURVIVAL OF RIGHTS ON TERMINATION

     The expiration or termination of this Agreement shall not affect any rights or obligations which may have accrued prior to or in connection with such expiration or termination, and shall not affect continuing obligations of each of the Parties under this Agreement or any other agreement between the Parties which are expressed to continue after such expiration or termination.

10.3 EXTENSION OF AGREEMENT

     The Term may be extended upon terms and conditions mutually satisfactory to the Parties.

10.4 CRITICAL DATES

     Scheduled Financial Close Date:                          30 April 1999

     Scheduled Construction Commencement Date:                 1 May 1999

     Scheduled NTF Energizing Date:                            1 January 2001

     Scheduled Energizing Date:                                1 February 2001

     Earliest Commercial Operation Date of the First Unit:     1 July 2001

     Earliest Commercial Operation Date of the Second Unit:    1 January 2002

     Scheduled Commercial Operation Date for the First Unit:   1 October 2001

     Scheduled Commercial Operation Date for the Second Unit:  1 April 2002

10.5 EXTENSION OF CRITICAL DATES AND TERM

     10.5.1 Each of the dates set out in Section 10.4 and the milestone dates set out in Section 11 shall be extended by one day for each day that a Force Majeure or Governmental Force Majeure preventing the achievement of such date has occurred and is continuing.

     10.5.2 Each of the dates set out in Section 10.4 and the milestone dates set out in Section 11 shall be extended by one day for each day that the failure to achieve such date is due solely to the actions or omissions of EGAT.

     10.5.3 The Term of this Agreement shall be extended by one day for each day of Force Majeure or Governmental Force Majeure occurring after the Commercial Operation Date of the First Unit.

     10.5.4 Failure to meet any of the critical dates set out in Section 10.4, unless otherwise specifically stated in Section 12.2.1, shall not be construed as a breach or default under this Agreement.

11.  CONTRACTED MILESTONES

     The Generator shall comply with the following milestones schedule in connection with the development and construction of the Facility:

     (a) EGAT shall have received from the Generator all drawings, reports and certificates required under Sections 2.3.2, 2.3.3 and 2.8.3 with regard to the design, construction and completion of the Facility on or before the dates such materials are due thereunder;

     (b) within fourteen (14) months after the Execution Date, EGAT shall have received from the Generator evidence satisfactory to EGAT demonstrating that the Generator has obtained all applicable Governmental Approvals, including those related to air quality, easements and rights of way, water use and discharge, solid waste and hazardous waste disposal required for the construction, operation, and maintenance of the Facility in accordance with the provisions of this Agreement, provided that if any such Governmental Approval has not been obtained by such date, the Generator shall provide to EGAT evidence demonstrating that
         (i) such Governmental Approval could not be applied for by such date other than due to an act or omission of the Generator, and (ii) the Generator can reasonably be expected to obtain such Governmental Approval before the date it is required to be obtained;

     (c) within fourteen (14) months after the Execution Date, EGAT shall have received from the Generator evidence acceptable to EGAT that the Generator has acquired all necessary easements, rights-of-way and authorizations needed to construct the Facility;

     (d) within fourteen (14) months after the Execution Date, EGAT shall have received from the Generator extracts or other evidence satisfactory to EGAT demonstrating that contracts for the design and construction of the Facility have been executed;

     (e) within fourteen (14) months after the Execution Date, EGAT shall have received from the Generator extracts or other evidence satisfactory to EGAT that contracts for the procurement of major equipment have been executed;

     (f) within fourteen (14) months after the Execution Date, EGAT shall have received from the Generator copies of the certificates of insurance coverage, or insurance policies required;

             (f) EGAT fails to comply with or operate in conformity with any material obligation of this Agreement.

     12.1.2 In addition to any other remedy available to it, the Generator shall be entitled to immediately terminate this Agreement by written notice to EGAT for Events of Default by EGAT pursuant to subsections (a) (following the thirty (30) day period specified in subsection (a)), (b), (c), (d) and (e) of Section 12.1.1.

             In the case of Section 12.1.1(f), the Generator shall give written notice describing such Event of Default and EGAT shall be given sixty (60) days from receipt of such notice to cure the default. If the default cannot be cured within sixty (60) days with the exercise of reasonable efforts, EGAT shall have an additional period of time of one hundred and eighty (180) days in which to cure the default, provided always that EGAT shall, throughout such additional period, exercise reasonable, continuous efforts to cure the default and continue to perform all its other obligations under this Agreement during such period of cure. The Generator may (but shall have no obligation to) grant any additional period of time within which to cure any default. If EGAT fails to cure the default within the relevant prescribed period, then the Generator may, in addition to any other rights and remedies available to it, immediately terminate this Agreement and consider EGAT in material breach of its obligations under this Agreement.

     12.1.3 After any termination of this Agreement, the Generator may exercise any rights or remedies it has at law, including seeking monetary compensation for damages, injunctive relief or specific performance.

12.2 TERMINATION BY EGAT

     12.2.1 Each of the following events shall be considered an EVENT OF DEFAULT with respect to the Generator:

             (a) the Generator defaults in the payment of any amount due and payable under this Agreement and such default continues unremedied for a period of thirty (30) days after the date on which EGAT gives notice of the default to the Generator;

             (b) damage to the Facility (excluding any damage caused by Force
                 Majeure) renders it substantially incapable of generating electricity, and the Parties agree (or in the absence of such agreement an Expert determines in accordance with Section 15) that it is unlikely the Facility can be restored within thirty
                 (30) months from the date the damage occurred to a condition such that (i) the Dependable Contracted Capacity established for each Unit immediately following restoration would be at least ninety percent (90%) of its Contracted Capacity, and (ii) the Availability of each Unit over the six (6) months immediately following restoration would exceed seventy-five percent (75%) of its Actual Availability over the six (6) months immediately preceding the date such damage occurred;

             (c) damage to the Facility (by Force Majeure or any other cause)
                 rendered it substantially incapable of generating electricity, and the Parties agreed (or in the absence of such agreement an Expert determined in accordance with Section 15) that the Facility could be restored to the condition described in Section 12.2.1(b) within thirty (30) months or less from the date the damage occurred, and the Generator fails to complete such restoration within thirty (30) months from the date the damage occurred or within any lesser period agreed by the Parties or determined by an Expert;

             (d) the Generator is dissolved or liquidated, other than voluntary dissolution or liquidation as part of a reorganization or reincorporation;

             (e) the Generator makes a general assignment of this Agreement or any of its rights hereunder or of its interest in the Facility for the benefit of its creditors;

             (f) the Generator enters into voluntary insolvency proceedings or is adjudicated bankrupt under any insolvency law as debtor;

             (g) the Generator fails to comply with or operate in conformity with any material obligation of this Agreement;

             (h) the Commercial Operation Date of either Unit fails to occur by its Scheduled Commercial Operation Date;

             (i) the Generator abandons the engineering, design, construction or operation and maintenance of the Facility for forty-five (45) days or longer and, after receiving notice from EGAT, fails (i) to indicate within ten (10) days its intent to resume such activities within a period of time agreeable to EGAT, and (ii) to resume such activities within such agreed period of time;

             (j) there is a transfer of an interest in the Generator which falls outside the permitted transfers set out in Section 24 and EGAT's prior written approval of such transfer, to the extent required by Section 24, has not been given, and such default continues unremedied for a period of thirty (30) days from the date on which such transfer occurred;

             (k) without the prior written consent of EGAT, the Generator amends the Fuel Purchase Agreement or Fuel Transportation Agreement, or upon termination of the Fuel Purchase Agreement or Fuel Transportation Agreement enters into a new Fuel Purchase Agreement or Fuel Transportation Agreement, and the terms of such amendment or new Fuel Purchase Agreement or Fuel Transportation Agreement are such that the Generator's ability to satisfy its obligations under this Agreement or EGAT's rights under this Agreement are adversely affected;

             (l) during any period of thirty-six (36) consecutive months, the
                 Actual Availability of the Units falls below sixty percent (60%) of the Actual Availability that would be achieved were both Units operated at their Contracted Capacity for all of the hours in such thirty-six (36) month period, provided that the accrual of such thirty-six (36) month period shall exclude periods during which:

                 (i) it is not lawful for the Generator to operate the Facility,

                 (ii) the Generator is affected by Force Majeure or Governmental Force Majeure, or

                 (iii) the Facility is being restored in accordance with Section
                       14.7; or

             (m) the Generator fails to achieve Financial Close by the Scheduled
                 Financial Close Date or by such date fails to provide EGAT with copies of written commitments from the Sponsors (or any of their Affiliates) to provide capital contributions to the Generator in amounts sufficient to enable the Generator to fund development, construction and completion of the Facility.

     12.2.2 In addition to any other remedy available to it, EGAT shall be entitled to immediately terminate this Agreement by written notice to the Generator for Events of Default by the Generator pursuant to subsections (a) (following thirty (30) day period specified in subsection (a)), (b), (d), (e), (f), (i), (j) (following the thirty
             (30) day period specified in subsection (j)), (l) and (m) of
             Section 12.2.1.

             In the case of subsections (c), (g), (h) and (k) of Section 12.2.1, EGAT shall give written notice describing such Event of Default and the Generator shall be given sixty (60) days from receipt of such notice to cure the default. If the default cannot be cured within sixty (60) days with the exercise of reasonable efforts, the Generator shall have an additional period of time of one hundred and eighty (180) days in which to cure the default, provided always that the Generator shall, throughout such additional period, exercise reasonable, continuous efforts to cure the default and continue to perform all of its other obligations under this Agreement during such period of cure. EGAT may (but shall have no obligation to) grant any additional period of time within which to cure any default. If the Generator fails to cure the default within the relevant prescribed period or any additional period granted by EGAT at its sole discretion, then EGAT may, in addition to any other rights and remedies available to it, immediately terminate this Agreement and consider the Generator in material breach of its obligations under this Agreement.

     12.2.3 After any termination of this Agreement, EGAT may exercise any rights or remedies it has at law, including seeking monetary compensation for damages, injunctive relief or specific performance.

12.3 STEP-IN RIGHTS

     12.3.1 EGAT shall have the right, but under no circumstances the obligation, to assume operational responsibility for the Facility (in the capacity of an operator only) in the place and instead of the Generator in order to continue operation of the Facility or complete any necessary repairs so as to assure uninterrupted availability of electrical energy from the Facility.

             Such step-in rights shall arise upon the occurrence and continuance of an Event of Default with respect to the Generator which could reasonably be expected to materially adversely affect the Generator's ability to operate and maintain the Facility in accordance with this Agreement.

             EGAT shall not exercise such step-in rights until any applicable cure period specified in Section 12.2.2 has expired, provided that EGAT may step-in at any earlier time at the request of the Financing Parties if a right for the Financing Parties to step-in has arisen under the Financing Documents. For so long as the Financing Documents remain in effect, EGAT shall not exercise step-in rights hereunder (i) without first obtaining the consent of the Financing Parties, or (ii) if operation of the Facility has been assumed by any Financing Party or any approved assignee or designee of the Financing Parties.

             The Generator shall use its reasonable efforts to cause the Financing Parties specifically to acknowledge such step-in rights of EGAT in the Financing Documents.

             EGAT may require issues and conditions in addition to those addressed in this Section 12.3.1 to be clarified to EGAT's satisfaction before EGAT exercises the step-in rights provided hereunder. In particular, the Generator shall:

             (a) assign to EGAT or its designated agent or contractor, within two (2) Business Days of the event giving rise to EGAT's rights, the Generator's rights in and to all agreements necessary to operate the Facility; and

             (b) take all steps necessary to permit EGAT to exercise as operator of the Facility the Generator's rights under all permissions and licenses to the extent such rights are necessary for EGAT to operate the Facility and provide EGAT with access to all design manuals, construction drawings and other documentation required to operate the Facility.

     12.3.2 During any period in which EGAT exercises its right to assume the operations of the Facility pursuant to this Section 12.3, EGAT shall continue making Availability Payments and Energy Payments to the Generator in accordance with the terms of this Agreement. In no event shall EGAT's decision to operate the Facility be deemed to be a transfer of title or a transfer of the Generator's obligations as owner thereof, but EGAT shall be deemed to be only the operator of the Facility.

             During any period when EGAT shall be operating the Facility, EGAT shall:

             (a) be entitled to reasonable remuneration for EGAT's services as an operator charged at then international rates of remuneration for comparable services; and

             (b) meet any payments due from the Generator, including payments for fuel, maintenance, repairs, insurance, taxes and other operating costs of the Facility, together with all regularly scheduled payments under the Financing Documents of principal, interest, fees, indemnities, reserves, and other amounts owing (in each case pro-rated for the amount attributable to such period), but only to the extent that the Generator is unable to meet any such payments.

             The Parties shall cooperate with each other and execute and deliver such documents as may be necessary or desirable to accomplish the foregoing. The remuneration and payments referred to in subsections
             (a) and (b) of this Section 12.3.2 which become payable during any such period shall be regarded as funds advanced by EGAT to the Generator. EGAT shall be entitled to payment of such amounts in full and with interest calculated at the Default Rate from the date such payment is due. EGAT shall obtain such payment by deduction from Availability Payments and Energy Payments due to the Generator including, where such deduction is insufficient to repay EGAT fully within the step-in period, the continuation of such deduction after the end of such step-in period, provided that such amounts shall be subordinated to amounts owed to the Financing Parties.

     12.3.3 During any period when EGAT is operating the Facility, EGAT shall exercise its reasonable efforts to produce and deliver electrical energy to the EGAT System, subject to the Facility being operable at the time of EGAT's takeover or later being made operable by repairs or otherwise. Throughout such period of time, EGAT shall exercise due care in operating and maintaining the Facility in accordance with Prudent Utility Practices. EGAT shall have no more liability to the Generator than would a third party operation and maintenance contractor with respect to the operation and maintenance of the Facility by EGAT during the exercise of such step-in rights hereunder. For the avoidance of doubt, such liability shall not include any liability for failure to provide Availability.

     12.3.4  EGAT shall have the right to discontinue making payments under
             Section 12.3.2 and to terminate this Agreement in accordance with
             Section 12.2.2 if at any time EGAT reasonably determines that the Event of Default leading to such exercise by EGAT of its step-in rights cannot be cured, or that the Generator is unlikely to repay, or to be able to repay, the funds advanced by EGAT under Section 12.3.2.

             EGAT shall also have the right on fifteen (15) days' prior written notice to the Generator to return the operational responsibility for the Facility to the Generator, provided that EGAT shall return the Facility to the Generator in a condition no worse than that immediately prior to the assumption of the operational responsibility for the Facility by EGAT, ordinary wear and tear excepted.

             Notwithstanding the foregoing, EGAT shall not be responsible for or have any liability resulting from any conditions of the Facility or at the Site that existed prior to EGAT's exercise of its step-in rights.

     12.3.5 The operation of the Facility by EGAT shall not relieve EGAT from its obligations to perform under this Agreement. The failure by EGAT to meet its obligations as a responsible operator of the Facility under Section 12.3.3 shall not give rise to an Event of Default with respect to the Generator for which EGAT shall have the right to exercise remedies under Section 12.2.3. For the avoidance of doubt, notwithstanding the provisions of this Section 12.3.5, EGAT shall retain all those rights provided under Section 12.3.4.

     12.3.6 Upon the curing of the Event of Default which has led to the exercise by EGAT of its step-in rights, EGAT shall return the operation of the Facility to the Generator with reasonable promptness.

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12.4 OTHER RIGHTS TO TERMINATE

     Without prejudice to any other remedy to which either Party may be entitled for breach of this Agreement, the Parties agree that Sections 12, 14.6 and
     14.7 state the only circumstances in which either Party may unilaterally terminate this Agreement.

13.  SECURITIES AND LIQUIDATED DAMAGES

13.1 ESTABLISHMENT OF DEVELOPMENT SECURITY

     On the Execution Date the Generator shall provide to EGAT the Development Security in the form of a direct-pay letter of credit or a letter of guarantee or a cash escrow account acceptable to EGAT in an amount equal to five hundred (500) Baht per kW of the sum of the Contracted Capacities of the Units in order to secure the Generator's performance of its obligations under this Agreement. The Generator shall maintain the Development Security until the Commercial Operation Date of the Second Unit. The Development Security shall be obtained from one or more Thai banks which are listed in Schedule 21 or which satisfy the credit standards set out below.

     If the Generator provides the Development Security in the form of a letter of credit, the letter of credit shall be issued either (i) for a term not to expire before the Commercial Operation Date of the Second Unit, or (ii) on the condition that such letter of credit expressly provides to EGAT the right to draw down the amount of the letter of credit prior to termination of the letter of credit, if it has not been extended for any additional period of time that may be required to cover the period through the Commercial Operation Date of the Second Unit. If the Generator provides the Development Security in the form of a letter of guarantee, the guarantee shall be substantially in the form set out in Schedule 12.

     EGAT will appraise on a yearly basis the value of all non-cash securities provided as the Development Security. If the credit rating of any Thai bank from which the Generator has obtained the Development Security falls below BBB+ as measured by Standard and Poor's Ratings Group, Baal as measured by Moody's Investors Services or AA as measured by the Thai Rating Information Services, then EGAT may at its sole discretion require the Generator to post additional or replacement security from a Thai bank with a rating not less than those stated above in order to compensate for the change in value of the Development Security.

     If there is a failure to comply with this provision, EGAT may terminate this Agreement pursuant to Sections 12.2.1(g) and 12.2.2.

13.2 EGAT'S RIGHT TO RETAIN DEVELOPMENT SECURITY AS LIQUIDATED DAMAGES

     The Generator acknowledges and understands that EGAT has entered into this Agreement in reliance on and in consideration of the Generator's representation that the Units will be in operation no later than their respective Scheduled Commercial Operation Dates, and that EGAT will include the Units in its various capacity forecasts. The Generator further acknowledges and understands that in order to meet its obligations to its retail and wholesale customers as a public utility, EGAT must have adequate assurance that construction of the Facility is proceeding in a timely fashion in order to forecast adequately and meet the EGAT System's capacity needs as well as to avoid incurring production costs higher than those planned by EGAT.

     Based on the foregoing, the Generator agrees that EGAT shall have the right in each instance to retain so much of the Development Security as is set out below, plus accrued interest thereon, as liquidated damages if any one or more of the following milestone dates have not been satisfied (unless any such milestone date has not been met due to Force Majeure or the fault of EGAT) within the time periods herein established:

     (a) One quarter of one percent (0.25%) for each of the detailed engineering drawings, reports, and certificates that EGAT has not received from the Generator in accordance with Section 11(a); provided, however, that the total amount able to be assessed against the Generator for failure to provide such drawings, reports and certificates shall not exceed five percent (5%) of the amount of the Development Security;

     (b) Ten percent (10%) if EGAT has not received all required environmental permits and other Governmental Approvals required to construct the Facility in accordance with Section 11(b);

     (c) Five percent (5%) if EGAT has not received any extracts or other evidence of the execution of the contracts for the procurement of major equipment in accordance with Section 11(e);

     (d) Five percent (5%) if EGAT has not received the Fuel Purchase Agreement and the Fuel Transportation Agreement, if any in accordance with Sections 9.1.3 and 11(g);

     (e) Ten percent (10%) if EGAT has not received copies of the principal Financing Documents in accordance with Section 11(h). For purposes of this Section 13.2(e), satisfactory copies of the principal Financing Documents shall consist of binding commitments of the Financing Parties and equity participants sufficient to fund one hundred percent (100%) of construction and permanent financing; and

     (f) Fifteen percent (15%) if the Generator shall have failed to commence construction in accordance with Section 11(i).

     EGAT shall return the remaining portion of the Development Security together with all interest accrued thereon, if any, following the payment of any amounts due to EGAT hereunder to the Generator upon thirty (30) days after the earlier of (i) satisfaction of the requirements for additional security in accordance with Section 13.5 after the Commercial Operation Date of the Second Unit, and (ii) the termination of this Agreement in accordance with Section 12.1, 12.2, 14.6 or 14.7. Notwithstanding the foregoing, EGAT shall return to the Generator fifty percent (50%) of that portion of the Development Security retained by EGAT in accordance with this Section 13.2 if the Commercial Operation Date of the First Unit occurs by its Scheduled Commercial Operation Date and fifty percent (50%) of such portion of the Development Security if the Commercial Operation Date of the Second Unit occurs by its Scheduled Commercial Operation Date.

     If the Commercial Operation Date of either Unit fails to occur by its Scheduled Commercial Operation Date, in addition to any amounts retained by EGAT in accordance with this Section due to the Generator's failure to meet any of the milestones and the Commercial Operation Date of either Unit, the Generator shall pay liquidated damages to EGAT in accordance with Sections 2.10.3, 2.10.5 and 19.2.

13.3 LIQUIDATED DAMAGES FOR CONTRACTED CAPACITY DEFICIENCIES

     If the Dependable Contracted Capacity of either Unit on its Commercial Operation Date is less than ninety-five percent (95%) of its Contracted Capacity, the Generator shall pay to EGAT on a one-time basis only for such Unit, a sum equal to four thousand (4,000) Baht per kW for the difference between such Dependable Contracted Capacity of the Unit and ninety-five percent (95%) of the Unit's Contracted Capacity as liquidated damages for the detrimental impact upon EGAT's generation planning. EGAT shall be entitled to recover the amount of such liquidated damages from the Development Security, and the Generator shall pay EGAT any amount of such liquidated damages which exceeds the available amount of the Development Security in accordance with Section 19.2. Notwithstanding subsequently established increases in the Dependable Contracted Capacity of the Unit pursuant to Section 2.11, EGAT shall not be required to refund any portion of the liquidated damages previously paid to EGAT pursuant to this Section 13.3.

13.4 PAYMENTS FROM THE SECURITY

     To the extent EGAT is owed damages as a result of the Generator's breach of this Agreement (other than for a failure to meet the milestones set out in Section 13.2 or for a deficiency in the Contracted Capacity of either Unit under Section 13.3) and EGAT has previously not been compensated therefor, appropriate amounts of the Development Security shall be retained by EGAT.

     The return of the Development Security to the Generator shall not prejudice the rights of EGAT to claim compensation arising from this Agreement.

13.5 ADDITIONAL SECURITY

     13.5.1 As soon as reasonably practicable, but no later than six (6) months after the Commercial Operation Date of the Second Unit, and before the return of the Development Security under Section 13.2, the Generator shall execute in favor of EGAT mortgages over the buildings, machinery and real property assets comprising the Facility. The mortgages shall secure the Generator's performance of its obligations to EGAT under this Agreement up to an amount equal to one billion (1,000,000,000) Baht and shall be subordinate at all times to the amounts secured under the mortgages and security interests granted to the Financing Parties up to the greater of:

             (a)  the sum of:

                  (i) all amounts secured under or contemplated to be secured under the Financing Documents at Financial Close (including amounts payable to providers of interest rate swap agreements or other reasonable hedging arrangements required by the Financing Parties or issuers of letters of credit in respect of foreign currency exchange reserve requirements or debt service reserve requirements, but excluding the amount of any cost overrun facilities relating to the construction of the Facility other than the amount of the overrun facilities that are drawn down upon for (i) capital improvements which are required by Changes-in-Law, changes to the Grid Code, Force Majeure or Prudent Utility Practices,
                        (ii) increased costs resulting from or attributable to

                        EGAT's delay or failure in performing its obligations under this Agreement, or (iii) any other uses, provided that in the case of this subclause (iii) the amount of equity committed or infused by or on behalf of the Generator into the Project is greater than the sum of
                        (i), (ii) and (iii) by one billion (1,000,000,000)
                        Baht), plus

                  (ii) the amount of any additional financing obtained by the Generator after the Financial Close for additional working capital needs or capital improvements which are required by Changes-in-Law, changes to the Grid Code, Force Majeure (as approved by EGAT) or Prudent Utility Practices; or

             (b) the fair market value of the Project for the remaining useful life of the Facility as reasonably determined by the Financing Parties at the time of any additional financing or refinancing minus one billion (1,000,000,000) Baht.

     13.5.2 If requested by the Generator, EGAT and the Generator shall from time to time, in connection with any financing or refinancing by the Generator, execute subordination agreements giving effect to the arrangements described in Section 13.5.1 and such other documents as may be requested by the Financing Parties to evidence the subordination contemplated in Section 13.5.1. EGAT acknowledges that it shall have no rights to exercise any of its rights under the mortgages executed in its favor pursuant to Section 13.5.1 during any period in which any Financing Documents are in force and effect until such time as the Financing Parties have exercised their mortgage rights to enforce their remedies.

     13.5.3 The Generator shall bear its own costs and all reasonable costs incurred by EGAT in connection with the negotiation and execution of the mortgage granted to EGAT and, when such is requested by the Generator, in connection with the subordination agreements, consents, releases and related documents required by any Financing Parties from time to time, and all other documents in connection therewith, and shall pay the mortgage registration fees to register the mortgage and for re-registrations required in connection with refinancings or additional financings.

     13.5.4 Subject to the continuing observation of the restrictions set out in Section 13.5.1, the Generator shall be entitled to refinance the Project after the Commercial Operation Date of the Second Unit. The Generator shall obtain EGAT's prior written consent for any refinancing of the Project before the Commercial Operation Date of the Second Unit. EGAT shall provide such consent if in its judgment the refinancing will not have a material adverse impact on EGAT's interests in the completion of the Facility in accordance with the terms of this Agreement.

             In the case of a refinancing, EGAT agrees that the Financing Parties shall continue to enjoy priority over EGAT with regard to their respective security interests in the Facility. EGAT further agrees to execute any consents reasonably requested by the Financing Parties for subsequent refinancings or financings (or, if necessary, a release of its mortgage) from time to time in order to enable any subsequent or additional secured Financing Party to enjoy the priority contemplated under Section 13.5.1 and the Generator agrees to re-register the mortgage granted to EGAT, if applicable.

13.6 REASONABLE LIQUIDATED DAMAGES

     The Parties acknowledge that where liquidated damages for either the Generator's or EGAT's failure to perform their respective obligations are set out in this Section 13 and Section 2, such liquidated damages (i) are reasonable and appropriate measures of the damages for such delays or such failures, (ii) do not represent a penalty or consequential damages for losses sustained by EGAT or the Generator as a result of such failures, and
     (iii) shall be the exclusive remedies for the failure to achieve the milestone obligations set out in Section 11, provided that such liquidated damages are not intended to compensate either Party for the damage that may result from termination of this Agreement as a result of the continuation of such failures.

14.  FORCE MAJEURE

14.1 OVERVIEW

     14.1.1 For the purposes of this Agreement, Force Majeure shall mean an event, condition, or circumstance, including and the effects thereof, beyond the reasonable control and without the fault or negligence of the Party claiming Force Majeure, which, despite all reasonable efforts of the Party claiming Force Majeure to prevent it or mitigate its effects, causes a delay or disruption in the performance of any obligation imposed hereunder. Subject to the foregoing, Force Majeure shall include:

             (a)  unusually severe weather conditions;

             (b)  epidemic or plague;

             (c) acts of war (whether war has been declared or is undeclared), acts of force by a foreign nation, or embargo;

             (d) strike or work stoppage (other than those solely affecting the Party claiming the same as Force Majeure), riots or acts of terrorists;

             (e)  Change-in-Law;

             (f) failure (other than a failure due to an act or omission of the Generator) to obtain or renew any required Governmental Approval relating to the ownership, construction, financing, operation or maintenance of the Facility, or the performance of the obligations under this Agreement;

             (g)  accident, earthquake, sabotage fire or explosion;

             (h) expropriation or compulsory acquisition of the Facility, any material assets or rights, any shares or other interest of the Generator, or any other act or omission by any Governmental Authority (other than (i) lawful actions due to an act or omission by the Generator or its contractors not in compliance with Law, or (ii) the enforcement of the terms of this Agreement or the Project Agreements in accordance with the dispute resolution procedures contemplated thereunder) which adversely affects the Generator or any of its rights or the performance of its obligations under this Agreement or any Project Agreement relating to the Facility to which the Generator is a party; and

             (i) any Force Majeure affecting the performance of any Person that is a party to any material maintenance, construction, service, fuel supply or other material contract between the Generator and such Person relating to the ownership, construction, operation or maintenance of the Facility.

     14.1.2 For purposes of this Agreement, GOVERNMENTAL FORCE MAJEURE shall mean those events of Force Majeure described in Section 14.1.1(c),
             (e), (f) and (h) in which the action or inaction of Governmental Authorities is the controlling or contributing force which determines or causes the occurrence of such events or the continuation of the effects thereof. For the avoidance of doubt,
             (i) events of Force Majeure shall not include Governmental Force Majeure for purposes of Sections 14.4 and 14.6, and (ii) if an event of Governmental Force Majeure occurs before the privatization of EGAT and is continuing when EGAT is privatized, the event shall continue to be treated as Governmental Force Majeure irrespective of whether the provisions relating to Governmental Force Majeure have been eliminated pursuant to Section 27.1.

     14.1.3 For the avoidance of doubt, mechanical or electrical breakdown or failure of equipment, machinery or plant owned or operated by either Party due to the manner in which such equipment, machinery or plant has been operated or maintained (whether or not by such Party) shall not itself constitute Force Majeure.

     14.1.4 Subject to the limitations set out in this Agreement, if either Party is rendered unable by reason of a Force Majeure to perform, wholly or in part, any obligation set out in this Agreement, then upon such Party giving notice as specified in Section 14.2 and full particulars of such event, such obligations of such Party shall be suspended or excused to the extent of such Force Majeure.

14.2 NOTICE OF FORCE MAJEURE AND CONSEQUENCES

     The Party claiming the Force Majeure shall as soon as reasonably practicable following the occurrence of Force Majeure:

     (a) notify the other Party of the Force Majeure, identifying the nature of the event and the duration of its effect which the Party claiming Force Majeure believes to be reasonably likely;

     (b) afford the other Party reasonable access to its facilities for obtaining further information about the event, including the Facility or EGAT System, for site inspection;

     (c) use, at its own cost, all reasonable efforts to remedy its inability to perform and to resume full performance hereunder as soon as practicable;

     (d)  keep such other Party reasonably apprised of such efforts; and

     (e)  provide written notice of the resumption of performance hereunder.

     The foregoing shall be conditions to the ability of a Party to obtain relief from its obligations under this Agreement due to Force Majeure.

14.3 LIMITATIONS

     The Party claiming Force Majeure shall not be entitled to suspend performance under this Agreement for any greater scope or longer duration than is required by the Force Majeure or the delay occasioned thereby. Without otherwise limiting the payment rights and obligations under Section 14.4, during any period of Force Majeure or Governmental Force Majeure, EGAT shall continue to make Availability Payments in accordance with
     Schedule 2 for any Availability provided by the Generator that EGAT remains capable of Dispatching. Neither Party shall be relieved of its obligations under this Agreement nor shall any obligations of a Party be suspended solely because there may be increased costs or other adverse economic consequences incurred through the performance of such obligations. Obligations of the Parties that are required to be completely performed prior to the occurrence of Force Majeure shall not be excused as a result of such occurrence. The failure or inability of either Party to satisfy a payment obligation that has arisen under this Agreement shall not be excused by Force Majeure.

14.4 PAYMENT RIGHTS AND OBLIGATIONS DURING FORCE MAJEURE

     14.4.1 If Force Majeure affecting the Generator occurs after the Commercial Operation Date of either Unit, EGAT shall make Availability Payments to the Generator only to the extent the Unit is Available to deliver electrical energy to EGAT.

     14.4.2 EGAT shall make Availability Payments from the Scheduled Commercial Operation Date of either Unit (adjusted as described below) if Governmental Force Majeure affecting either Party occurs before the Commercial Operation Date of the Unit and delays the occurrence of its Commercial Operation Date past its Scheduled Commercial Operation Date. The amount of each such Availability Payment shall be calculated using the Contracted Capacity of the Unit.

             For the purposes of determining the date such Availability Payments shall commence, the Scheduled Commercial Operation Date of the Unit
             (i) shall be extended by one day for each day by which the occurrence of the Commercial Operation Date of the Unit is delayed due to causes attributable to the Generator, but (ii) shall not be extended pursuant to Section 10.5.1 for such Governmental Force Majeure. EGAT shall make such Availability Payments until the earlier of (i) the discontinuation of such Governmental Force Majeure (including the effects thereof), or (ii) the termination of this Agreement pursuant to Section 14.6.3.

     14.4.3 If Governmental Force Majeure affecting either Party occurs after the Commercial Operation Date of either Unit, EGAT shall continue to make Availability Payments to the Generator with respect to the Unit. Each such Availability Payment shall be:

             (a) in an amount equal to the average of the Availability Payments made to the Generator with respect to the Unit over the period of six (6) months preceding the Governmental Force Majeure, excluding periods of Planned Outages or Force Majeure;

             (b) if the Governmental Force Majeure occurs less than six months after the Commercial Operation Date of the Unit, in an amount equal to the average of Availability Payments made to the Generator with respect to the Unit over the period from its Commercial Operation Date to the Governmental Force Majeure, excluding periods of Planned Outages or Force Majeure; or

             (c) if the Governmental Force Majeure occurs before the end of the first Billing Period after the Commercial Operation Date of either Unit, in an amount calculated using the Dependable Contracted Capacity in effect for the Unit on the day before the Governmental Force Majeure occurred.

             EGAT shall make payments in accordance with this Section until the earlier of (i) discontinuation of such Governmental Force Majeure (including the effects thereof), or (ii) the termination of this Agreement pursuant to Section 14.6.4.

     14.4.4 If the Commercial Operation Date of the First Unit fails to occur by its Scheduled Commercial Operation Date due to Force Majeure affecting the New Main Transmission Line, from the Scheduled Commercial Operation Date of the Unit (adjusted as described below) EGAT shall pay the Generator its costs of servicing debt drawn down and expended by the Generator before or on the date such Force Majeure occurred and any unavoidable costs the Generator necessarily or reasonably incurs thereafter. For the purposes of determining the date such payments shall commence, the Scheduled Commercial Operation Date of the First Unit (i) shall be extended by one day for each day by which the occurrence of its Commercial Operation Date is delayed due to causes attributable to the Generator, but (ii) shall not be extended pursuant to Section
             10.5.1 for Force Majeure affecting the New Main Transmission Line.

             If Force Majeure affecting the New Main Transmission Line occurs after the Commercial Operation Date of the First Unit and before the Commercial Operation Date of the Second Unit, EGAT shall pay the Generator the greater of (i) Availability Payments with respect to the First Unit in amounts determined in accordance with Section 14.4.5(a), (b) or (c), or (ii) the Generator's costs of servicing debt drawn down and expended before or on the date such Force Majeure occurred and any unavoidable costs the Generator necessarily or reasonably incurs thereafter. EGAT shall commence making such payments on the date such Force Majeure occurs.

             EGAT shall make payments pursuant to this Section 14.4.4 until the earlier of (i) the discontinuation of such Force Majeure (including the effects thereof), or (ii) the termination of this Agreement pursuant to Section 14.6.2. If any payments made under this Section
             14.4.4 (other than Availability Payments with respect to the First
             Unit) include amounts which are applied to reduce the principal of debt under the Financing Documents, the Parties shall consult each other in good faith to determine any equitable adjustment to the Availability Payments required to prevent EGAT from compensating the Generator a second time after the Commercial Operation Date of either Unit for the same principal amounts.

     14.4.5 If Force Majeure affecting EGAT occurs after the Commercial Operation Date of the Second Unit, EGAT shall pay the Generator its costs of servicing debt drawn down and expended by the Generator before or on the date such Force Majeure occurred and any unavoidable costs the Generator necessarily or reasonably incurs after such date. EGAT shall make such payments to the Generator during any period of Force Majeure which affects EGAT after the

             Commercial Operation Date of the Second Unit until the aggregate of all such periods of Force Majeure affecting EGAT equals six (6) months. Thereafter, EGAT shall make Availability Payments to the Generator during any period of Force Majeure that affects EGAT. Such Availability Payments with respect to each Unit shall be:

             (a) in an amount equal to the average of the Availability Payments made to the Generator for the Unit over the period of six (6) months preceding the Force Majeure, excluding periods of Planned Outages or Force Majeure;

             (b) if the Force Majeure occurred less than six (6) months after the Commercial Operation Date of the Unit, in an amount equal to the average of Availability Payments made to the Generator with respect to the Unit from its Commercial Operation Date to the date the Force Majeure occurred, excluding periods of Planned Outages or Force Majeure; or

             (c) if the Force Majeure occurs before the end of the first Billing Period after the Commercial Operation Date of the Unit, in an amount calculated using the Dependable Contracted Capacity in effect for the Unit on the day before the Force Majeure occurred.

             EGAT shall make payments in accordance with this Section 14.4.5 until the earlier of (i) discontinuation of the Force Majeure (including the effects thereof), or (ii) the termination of this Agreement pursuant to Section 14.6.2.

     14.4.6 Beginning on the date that the aggregate of periods of Force Majeure affecting EGAT reaches six (6) months, EGAT shall pay the Generator an amount representing the portion of Availability Payments that were suspended in accordance with Section 14.4.5 during such periods of Force Majeure. Such amount shall be:

             (a) the sum of the Availability Payments that would have been paid pursuant to Section 14.4.5 (adjusted as set out in Section 14.4.7) during such periods of Force Majeure if such periods of Force Majeure had occurred after preceding periods of Force Majeure affecting EGAT had reached an aggregate of six (6) months; less

             (b) the sum of all payments made by EGAT to the Generator pursuant to Section 14.4.5 during such periods of Force Majeure.

             EGAT shall pay this amount to the Generator over a period of twenty-four (24) months in equal monthly instalments added to the Availability Payments made during such period, provided that (i) EGAT shall pay such instalments whether or not its obligation to make Availability Payments is excused in whole or in part during such twenty-four (24) month period, and (ii) if this Agreement is terminated before the end of such twenty-four (24) month period, EGAT shall pay the sum of the unpaid instalments upon termination.

     14.4.7 Whenever EGAT makes Availability Payments to the Generator in accordance with Section 14.4.2, 14.4.3, 14.4.4 or 14.4.5, such payments shall be:

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             (a)  decreased by all costs which, as a result of either Force
                  Majeure or Governmental Force Majeure, the Generator either did not incur or reasonably need not have incurred without materially and adversely affecting the condition of the Facility or its ability to resume generation of electricity upon the discontinuation of Force Majeure or Governmental Force Majeure;

             (b) decreased by the proceeds of any business interruption insurance received by the Generator as a result of the Force Majeure or Governmental Force Majeure;

             (c) decreased by the amount of any Availability Payments made for Actual Availability pursuant to Section 14.3; and

             (d) increased by any additional costs necessarily or reasonably incurred by the Generator as a result of the Force Majeure or Governmental Force Majeure.

     14.4.8 If the Dependable Contracted Capacity that is established for either Unit on its Commercial Operation Date is less than its Contracted Capacity, then any Availability Payments made to the Generator before the Unit's Commercial Operation Date in accordance with Section 14.4.2 shall be recalculated using the Dependable Contracted Capacity established for the Unit on its Commercial Operation Date. If the Availability Payments made to the Generator with respect to the Unit before its Commercial Operation Date exceed the amount reached by the recalculation, EGAT shall be entitled to deduct an amount equal to the excess from future payments due to the Generator by EGAT together with interest on such amount at the Overdraft Rate. Such deductions shall be made from such future payments pro-rata over the same period of time in which the excess Availability Payments were made.

14.5 PAYMENTS DURING EXTENSION OF TERM

     During any extension of the Term under Section 10.5.3 (or, if pursuant to Section 2.10.4 or 14.4.2 EGAT has made Availability Payments with respect to either Unit before its Commercial Operation Date, beginning on the date in the Term after which the application of Table 1 of Schedule 2 to determine Availability Payments for the Unit has been completed), EGAT shall be entitled to receive electrical energy from the Generator by making payments to the Generator in amounts determined as follows:

     (a) Energy Payments calculated in accordance with Schedule 3 and fixed operation and maintenance costs calculated in accordance with Schedule 2 with respect to each Unit for a period representing the same number of days for which EGAT made (i) Availability Payments for the Unit pursuant to Sections 2.10.4, 14.4.2, 14.4.3, 14.4.4 and 14.4.5, or
          (ii) payments for the Unit pursuant to Section 14.4.6;

     (b) if the aggregate of periods of Force Majeure affecting EGAT during the Term (before any adjustment pursuant to Section 10.5.3) is less than six (6) months, EGAT shall make Availability Payments with respect to each Unit for the same number of days in such extension as the aggregate of such periods of Force Majeure, provided that (i) such Availability Payments shall be calculated using the rates set out in
          Schedule 2 that would have applied during such periods of Force Majeure, and (ii) such Availability Payments shall be reduced by amounts

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          paid by EGAT to the Generator during such periods of Force Majeure pursuant to Sections 14.3 and 14.4.5; and

     (c) Availability Payments to the extent of each Unit's Availability for any portion of such extension attributable to Force Majeure affecting the Generator after the Commercial Operation Date of the Second Unit, provided that (i) such Availability Payments shall be calculated using the rates set out in Schedule 2 that would have applied during such periods of Force Majeure, and (ii) such Availability Payments shall be reduced by the amount of any payments made to the Generator with respect to the Unit pursuant to Section 14.4.1.

14.6 TERMINATION

     14.6.1 Subject to Section 14.7, if Force Majeure affecting the Generator occurs before or after the Commercial Operation Date of the Second Unit and continues for a period exceeding one (1) year, either Party may terminate this Agreement by giving the other Party thirty
             (30) days written notice of termination.

     14.6.2 If Force Majeure affecting the New Main Transmission Line occurs before the Commercial Operation Date of the First Unit and continues for a period of twenty-four (24) months, EGAT may terminate this Agreement by giving the Generator thirty (30) days written notice of termination. If any other Force Majeure affecting EGAT occurs before or after the Commercial Operation Date of the First Unit, EGAT may terminate this Agreement by giving the Generator thirty (30) days written notice after such Force Majeure has continued for twelve (12) months. Upon any termination of this Agreement in accordance with this Section 14.6.2, EGAT shall purchase the Generator's right, title and interest in and to the Facility and all other assets of the Generator for an amount which shall be:

             (a) the aggregate amount outstanding on the date of such purchase under the Financing Documents, including reasonable termination costs due under such Financing Documents, and under any loans from shareholders to the Generator; plus

             (b) an amount equal to the sum of all amounts of registered and paid-up share capital issued by the Generator and any share premiums received by the Generator; plus

             (c) an amount equal to any earnings retained by the Generator (including statutory reserves); less

             (d) the proceeds of any insurance received by the Generator as a result of such Force Majeure.

     14.6.3 Subject to Section 14.7, if Governmental Force Majeure affecting either Party occurs before the Commercial Operation Date of the Second Unit and continues for a period exceeding one (1) year, either Party may terminate this Agreement by giving the other Party thirty (30) days written notice of termination, whereupon EGAT shall purchase the Generator's right, title, and interest in and to the Facility and all other assets of the Generator for an amount which:

                                                                         Page 52
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             (a)  if EGAT has elected to terminate this Agreement, shall be the sum of (i) the purchase price as calculated in Section 14.6.2, plus (ii) a return on the amount determined in Section 14.6.2(b) at the rate of fifteen percent (15%) per annum, calculated from the date of the investment in the Generator to the date of EGAT's purchase hereunder; or

             (b) if the Generator has elected to terminate this Agreement, shall be the purchase price as calculated in Section 14.6.2.

     14.6.4 Subject to Section 14.7, if Governmental Force Majeure affecting either Party occurs after the Commercial Operation Date of the Second Unit and continues for a period exceeding one (1) year, EGAT may terminate this Agreement by giving the Generator thirty (30) days written notice of termination, whereupon EGAT shall purchase the Generator's right, title, and interest in and to the Facility and all other assets of the Generator for an amount which shall be agreed between the Parties, provided that termination of this Agreement shall not take effect until such amount is agreed. Such agreed amount shall be an amount which:

             (a) is not less than the aggregate amount outstanding under the Financing Documents on the date of such purchase, including reasonable termination costs payable under the Financing Documents and an amount equal to any earnings retained by the Generator (including statutory reserves); and

             (b) takes into account the Term of this Agreement remaining on the date such amount is agreed, the condition and historical performance of the Facility, the remaining useful life and the economic value of the Facility's generating capacity to either Party over the remainder of its useful life, the depreciated cost of the Facility on the books of the Generator, the Generator's achieved return on equity, and the nature of the Governmental Force Majeure and the ability to cure such Governmental Force Majeure.

             If the Parties are unable to reach agreement on such amount within sixty (60) days after the date EGAT gives the Generator notice of termination, the inability to reach agreement on such amount shall be treated as a dispute and subject to resolution in accordance with Section 15.

14.7 RECONSTRUCTION

     If damage to the Facility by Force Majeure after the Commercial Operation Date of the First Unit renders the Facility substantially incapable of generating electricity, the Parties shall determine (or in the absence of agreement by the Parties an Expert shall determine in accordance with
     Section 15) whether within thirty (30) months from the date such damage occurred, the Facility can be restored to a condition such that (i) the Dependable Contracted Capacity established for each Unit immediately following restoration would be at least ninety percent (90%) of its Contracted Capacity, and (ii) the Availability of each Unit over the six
     (6) months immediately following restoration would exceed seventy-five percent (75%) of its Actual Availability over the six (6) months immediately preceding the Force Majeure.

     If it is determined that the Facility can be restored to such a condition within thirty (30) months or less from the date such damage occurred, this Agreement may not be terminated under Section 14.6.1, 14.6.3 or 14.6.4 and the Generator shall commence

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     restoration of the Facility. Notwithstanding the foregoing, the Generator shall not be required to commence such restoration and this Agreement may be terminated immediately by either Party if, within a reasonable period of time from the date such damage occurred, either (i) the Generator cannot obtain any approval required by the Financing Parties for such restoration, or (ii) the Generator cannot arrange any additional funding required for such restoration on commercially reasonable limited recourse financing terms.

     If it is determined that the Facility cannot be restored to the condition described above within thirty (30) months from the date such damage to the Facility occurred, or if the Generator is not required to commence restoration under circumstances referred to in the preceding paragraph, this Agreement may be terminated immediately by either Party and the provisions of Section 14.6.1, 14.6.3 or 14.6.4 shall apply.

15.  DISPUTE RESOLUTION

15.1 RESOLUTION

     15.1.1 The Parties agree to make a diligent, good faith attempt to resolve all disputes arising under or in connection with this Agreement in an equitable manner and in accordance with procedures to be agreed upon before either Party commences dispute resolution by Experts or arbitration. This attempt shall involve discussions between designated representatives of each Party, and then, if such representatives are unable to resolve the dispute pursuant to this
             Section 15.1.1 within ninety (90) days, the Parties shall appoint an independent Expert or commence an arbitration in accordance with
             Section 15.1.2 or 15.2.

     15.1.2 If such dispute involves in whole or in part (i) a technical engineering issue, then the Parties will in good faith attempt to appoint a suitably experienced and qualified independent engineering firm reasonably satisfactory to both of them, (ii) a financial issue, then the Parties will in good faith attempt to appoint a financial advisor or investment bank reasonably satisfactory to both of them, or (iii) any other issue with respect to which referral to an Expert is provided hereunder, then the Parties will in good faith attempt to appoint an Expert with appropriate expertise for the subject matter reasonably satisfactory to both of them, in each case to act in relation to such dispute and to render a final and binding determination in respect thereof. Absent fraud or wilful misconduct in respect of an Expert's determination, the Parties hereby waive any rights to appeal or review of such determination by any court or tribunal. The Parties shall share the cost of the Expert equally.

15.2 ARBITRATION

     15.2.1 If the dispute involves any type of issue not otherwise addressed in Section 15.1.2, or if the Parties are unable to agree upon an acceptable Expert pursuant to Section 15.1.2, or if the Expert does not render a decision within thirty (30) days after completion of the hearing of the matter or if the dispute is not resolved by the Expert within one hundred and fifty (150) days after the referral to the Expert, then either Party may commence arbitration ten (10) days after giving notice to the other Party. Nothing herein shall prevent a Party from commencing arbitration at any time (i) when the delay required for performance hereunder might materially and adversely affect such Party's interest, or (ii) when the other Party fails to fulfill its obligations under this Section 15.

     15.2.2 The arbitration shall be conducted in accordance with the Rules of Arbitration and Conciliation of the International Chamber of Commerce as in effect at the time of the arbitration or as otherwise agreed upon by the Parties (the RULES).

     15.2.3 The arbitral tribunal shall consist of three (3) arbitrators. Each Party shall appoint one arbitrator with, in the case of a dispute of a technical nature, knowledge and experience in such technical matters. The two arbitrators so appointed shall appoint the third arbitrator who shall serve as the chairman of the arbitral tribunal. If a Party fails to appoint its arbitrator within a period of ten (10) days after receiving notice of the arbitration, or if the two arbitrators appointed cannot agree upon the third arbitrator within a period of ten (10) days after appointment of the second arbitrator, then such arbitrator shall be appointed pursuant to the Rules.

     15.2.4 If the Court of Arbitration of the International Chamber of Commerce is required or requested to appoint an arbitrator, it shall appoint only a person with experience in international commercial agreements and, in particular, the implementation and interpretation of contracts relating to the design, engineering, construction, operation and maintenance of electrical power generating facilities (and if the dispute concerns a technical issue, a person who has knowledge and experience in technical matters). No arbitrator shall be a present or former employee or agent of, or consultant or counsel to, either Party or any Affiliate thereof or any Governmental Authority.

     15.2.5 The arbitration shall be conducted in Thailand using the English language unless the use of the Thai language is agreed upon by the Parties. All documents or evidence presented at such arbitration in a language other than in English shall be accompanied by a certified English translation thereof. The arbitrators shall decide the dispute by majority of the arbitral tribunal and shall state in writing the reasons for its decision. Any monetary award of the arbitral tribunal shall be denominated and payable in Baht.

     15.2.6  Any decision or award of an arbitral tribunal appointed pursuant to
             Section 15 shall be final and binding upon the Parties. The Parties hereby waive any rights to appeal or seek review of such a decision or award by any court or tribunal, excluding any statutory defenses or rights of appeal in enforcement proceedings under the Arbitration Act of Thailand (B.E. 2530, or as it may be amended after the Execution Date) that cannot legally be waived. The Parties further undertake to carry out without delay the provisions of any arbitral award or decision, and each agrees that any such award or decision, may be enforced by the Parties against assets of the relevant Party wherever they are located and a judgment upon any arbitration award may be entered by any court or tribunal having jurisdiction. Subject to Section 21, either Party may publicize or otherwise disclose to others the contents of any decision of the arbitral tribunal.

     15.2.7 The costs of such arbitration shall be determined and allocated between the Parties by the arbitral tribunal in its award.

     15.2.8 Unless otherwise agreed in writing, the Parties shall continue to perform their respective obligations under this Agreement during the pendency of any proceeding by the Parties in accordance with this Section 15.

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     15.2.9  The provisions of Section 15.2 shall survive the termination of this Agreement until all obligations which are intended to survive termination have expired.

16.  LIMITATION OF LIABILITY

16.1 INDEMNIFICATION

     16.1.1 Except as otherwise specifically provided in this Agreement, or unless the damage or injury arises out of, results from, or is caused by, the breach of this Agreement by a Party or by the negligence or misconduct of a Party's own officers, directors, employees, agents, Affiliates, contractors or subcontractors, neither Party shall be liable to the other for any claims, judgments, liabilities, losses, costs, expenses or damages of any kind or character (including loss of use of property) in connection with damages or destruction of property or personal injury (including death) arising out of the performance of the Agreement, including the design, construction, maintenance or operation of property, facilities or equipment owned or used by the other Party, or the use of, misuse of or contact with the electrical energy delivered or purchased hereunder.

     16.1.2 Each Party shall indemnify and hold the other Party, and its officers, directors, Affiliates, agents, employees, contractors and subcontractors, harmless from and against any and all claims, judgments, losses, liabilities, costs, expenses (including reasonable attorneys' fees) and damages of any nature whatsoever for personal injury, death or property damage (except workers' compensation claims) caused by any act or omission of the indemnifying Party or the indemnifying Party's own officers, directors, Affiliates, agents, employees, contractors or subcontractors that arises out of or are in any manner connected with the performance of this Agreement, except to the extent such injury, death or damage is attributable to the negligence or misconduct of, or breach of this Agreement by, the Party or its officers, directors, Affiliates, agents, employees, contractors or subcontractors seeking indemnification hereunder.

     16.1.3 The Generator shall defend, indemnify and hold EGAT, and its officers, directors, Affiliates, agents, employees, contractors and subcontractors, harmless from and against any and all claims, judgments, liabilities, losses, costs, expenses (including reasonable attorneys' fees) and damages (i) under every applicable environmental law or regulation arising out of the condition of the Site, the Generator's ownership or operation of the Facility, or the Generator's construction of the New Transmission Facilities, including the discharge, dispersal, release, storage, treatment, generation, disposal or escape of pollutants or other toxic or hazardous substances from the Facility, the contamination of the soil, air, surface water or groundwater at or around the Site or any pollution abatement, replacement, removal, or other decontamination or monitoring obligations with respect thereto, and
             (ii) under any Law arising out of the Generator's construction, testing or commissioning of the New Transmission Facilities, except to the extent such damages under this Section 16.1.3 are attributable to the negligence or misconduct of, or breach of this Agreement by EGAT, its officers, directors, Affiliates, agents employees, contractors or subcontractors.

     16.1.4 EGAT shall defend, indemnify, and hold the Generator, its officers, directors, Affiliates, agents, employees, contractors, and subcontractors, harmless from and against any and all claims, judgments, liabilities, losses, costs, expenses (including reasonable attorneys' fees), and damages under every applicable environmental law or regulation arising out of the condition of or EGAT's ownership or operation of the New Main Transmission Line, and the New Transmission Facilities and EGAT's Connection (after their transfer to EGAT pursuant to Section 2.8.6), including the discharge, dispersal, release, storage, treatment, generation, disposal, or escape of pollutants or other toxic or hazardous substances from any of such facilities, the contamination of the soil, air, surface water or groundwater at or around any of such facilities or any pollution abatement, replacement, removal, or other decontamination or monitoring obligations with respect thereto, except to the extent such damages are attributable to the negligence or misconduct of, or breach of this Agreement by the Generator, its officers, directors, Affiliates, agents, employees, contractors, or subcontractors.

     16.1.5 In no case shall EGAT be liable for damage or destruction of property, facilities or equipment operated by the Generator solely as a result of EGAT's Dispatch or the Generator's operation of the Facility, provided such Dispatch by EGAT was in accordance with the terms of this Agreement and the Grid Code.

16.2 CONSEQUENTIAL DAMAGES

     Neither Party shall be liable to the other Party for any indirect, incidental, consequential or punitive damages as a result of the performance or non-performance of the obligations imposed pursuant to this Agreement, including failure to deliver or purchase electrical energy hereunder, irrespective of the causes thereof, including fault or negligence. For the avoidance of doubt, (i) neither the Generator's Minimum Take Liability under the Fuel Purchase Agreement nor reasonable termination costs under the Financing Documents shall be regarded as indirect, incidental, consequential or punitive damages, and (ii) the indemnification provisions set out in Section 16.1 shall not be construed as giving indemnity against indirect, incidental, consequential or punitive damages.

17.  CHANGE-IN-LAW

17.1 TAX CHANGE ADJUSTMENT

     On or before the fifth (5th) Business Day after the close of each quarter in any calendar year following the Execution Date the Generator shall (i) determine the amount of any increase or reduction in Taxes (excluding corporate income or similar taxes imposed on or measured by the overall net income of, but only to the extent generally applicable to, Persons doing business in Thailand) paid or payable by the Generator in respect of the Project for the preceding three Billing Periods resulting from any Change-in-Law (or the previous three months if such Change-in-Law occurs prior to the Commercial Operation Date of the First Unit), and (ii) submit to EGAT a certificate setting forth in detail reasonably satisfactory to EGAT the basis of and the calculations for such amount of increase or reduction, including a description of the spare parts purchased by the Generator during such period if the Generator is seeking compensation under this
     Section 17.1 for Taxes paid or payable on such spare parts. EGAT and the Generator shall promptly determine, in good faith, any necessary adjustments to the Availability Payments or the Energy Payments to equitably reflect any such increase or reduction in Taxes with the intent that the financial position of the Generator shall not be affected in any material respect by such Change-in-Law, provided that the Generator shall not be

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     entitled to receive interest on any previously paid or incurred cost except to the extent that the adjustment required under this Section 17.1 shall be delayed due to the negligence of EGAT. Each Party shall cooperate in good faith with the other Party in connection with any such determination. Thereafter, the Availability Payments or the Energy Payments and such other payments (if applicable) shall be adjusted to reflect such increase or reduction and applied in the formulae set out in Schedules 2 and 3.

17.2 CHANGE-IN-LAW ADJUSTMENT

     17.2.1 If there is a Change-in-Law which requires the Generator to make any material capital improvement or other material modification to the Facility in order to comply with any Law, the Generator shall submit to EGAT a certificate setting forth in detail reasonably satisfactory to EGAT the costs of such capital improvement or other modification, including financing costs, if any, related thereto. EGAT and the Generator shall promptly determine as set out below, in good faith, any necessary adjustments to the Availability Payments to equitably compensate the Generator for such costs. Each Party shall cooperate in good faith with the other Party in connection with any such determination.

             For the purposes of this Section 17.2.1, a material capital improvement or other material modification to the Facility shall mean one or more capital improvements or other modifications having an aggregate cost in excess of twenty million (20,000,000) Baht for any calendar year. In determining whether such aggregate cost exceeds twenty million (20,000,000) Baht for any calendar year, the amount representing the total cost of any capital improvement or other modification (after any reduction made to such amount pursuant to Section 17.2.4) shall be deemed to be expended on the date in the calendar year on which the Change-in-Law becomes effective. If such aggregate cost exceeds twenty million (20,000,000) Baht for any calendar year, the Availability Payments shall be adjusted to reimburse the Generator the portion of such aggregate cost in excess of twenty million (20,000,000) Baht.

     17.2.2 If there is a Change-in-Law (other than in respect of Taxes) which the Generator believes in good faith will materially increase the costs or materially decrease the revenues of the Generator in connection with the financing, construction, operation or maintenance of the Facility, then the Generator shall submit to EGAT a certificate setting forth in detail reasonably satisfactory to EGAT the basis of and the calculations for the amount of such increase in costs or decrease in revenues. EGAT and the Generator shall promptly determine, in good faith, any necessary adjustments to the Availability Payments or the Energy Payments to equitably reflect such increase in costs or decrease in revenues with the intent that the financial position of the Generator shall not be affected by such Change-in-Law. Each Party shall cooperate in good faith with the other Party in connection with any such determination. For the purposes of this Section 17.2.2, a material increase in costs or material decrease in revenues means any one or more Change-in-Law events resulting in an increase in costs and/or decrease in revenues in excess of five million (5,000,000) Baht for any calendar year.

     17.2.3 If there is a Change-in-Law (other than in respect of Taxes) which EGAT believes in good faith will materially decrease the costs or materially increase the revenues of the Generator in connection with the financing, construction, operation or maintenance of the Facility, then EGAT shall submit to the

             Generator a certificate setting forth in detail reasonably satisfactory to the Generator the basis of and the calculations for the amount of such decrease in costs or increase in revenues. EGAT and the Generator shall promptly determine, in good faith, any necessary adjustments to the Availability Payments or the Energy Payments to equitably reflect such decrease in costs or increase in revenues with the intent that the financial position of the Generator shall not be affected by such Change-in-Law. Each Party shall cooperate in good faith with the other Party in connection with any such determination. For the purposes of this Section
             17.2.3 a material decrease in costs or material increase in revenues means any one or more Change-in-Law events resulting in a decrease in costs or increase in revenues in excess of five million (5,000,000) Baht for any calendar year.

     17.2.4 As soon as practicable after the Generator becomes aware of any Change-in-Law which could reasonably be expected to give rise to an adjustment pursuant to Section 17.2.1 or 17.2.2, the Generator shall notify EGAT of the Change-in-Law and the expected effect on the costs and revenues of the Generator. After the Generator determines that it will be required to make any additional operating or capital expenditures for which the Generator may be entitled to an adjustment to the Availability Payments or the Energy Payments pursuant to Section 17.2.1 or 17.2.2, the Generator shall consult with EGAT regarding such expenditures and Generator shall use all reasonable efforts to implement EGAT's recommendations, if any, to minimize such expenditures consistent with Prudent Utility Practices and the Generator's obligations under this Agreement.

             If the Generator makes any such capital expenditure without so consulting with EGAT, the amount treated as the cost of the capital improvement or modification to the Facility for purposes of Section
             17.2.1 shall be limited to the cost of EGAT's reasonably determined proposal for such improvement or modification to accommodate the Change-in-Law. In the event the Generator initiates consultation with EGAT and (i) EGAT objects to the Generator's proposed expenditure as not being the lowest cost option within a reasonable period of time, and (ii) EGAT demonstrates that there is a lower-cost alternative that complies with the Change-in-Law which is consistent with Prudent Utility Practices and will not adversely affect the costs or manner of operations or maintenance and economic life of the Facility, then the amount treated as the cost of the capital improvement or modification to the Facility for purposes of Section 17.2.1 shall be the cost of the alternative demonstrated by EGAT.

     17.2.5 For purposes of this Section 17.2, a change in Grid Code shall be treated as a Change-in-Law.

     17.2.6 If a change in an environmental Law requires the Generator to meet a standard which exceeds a standard set out in Schedule 8, the costs attributable to making the Facility or the operation thereof meet such standard shall be subject to reimbursement in accordance with the Section 17.2.1 or 17.2.2, provided that the Generator shall not be entitled to any reimbursement under Section 17.2.1 or
             17.2.2 for any portion of such costs which are attributable to making the Facility or the operation thereof comply with any standard set out in Schedule 8.

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17.3 BOI PRIVILEGES

     17.3.1 EGAT acknowledges that the Availability Payments contemplated to be paid to the Generator pursuant to this Agreement have been determined based on the assumption that the Generator shall have received certain investment promotion and tax incentives pursuant to the Thailand Office of the Board of Investment Announcement No. 1/1993 on Policies and Criteria for Investment Promotion, Board of Investment Announcement No. 2/1993 on List of Activities Eligible for Investment Promotion and Board of Investment Announcement No. 2/1995 on Provision of Support for Power Generation Activity to be Developed by Independent Power Producers.

     17.3.2 If the Thailand Office of the Board of Investment (other than due to an act or omission of the Generator) fails to grant the Generator the investment promotion and tax incentives referred to in Section 17.3.1 at the same tax rates and for the same exemption or incentive periods contemplated under the Board of Investment Announcements described in Section 17.3.1, or subsequent to the granting thereof a Change-in-Law reduces the investment promotion and tax incentives first granted, the Generator may request from EGAT an equitable adjustment in the Availability Payments. Any request by the Generator for such an equitable adjustment shall include a certificate setting forth in details reasonably satisfactory to EGAT the increased costs, expenses, Taxes, decreased revenues and reduced return on equity resulting from such failure to obtain or such subsequent reduction in any such investment promotion and tax incentives. To the extent necessary, the Parties shall promptly determine, in good faith, any necessary adjustments to the Availability Payments or Energy Payments to equitably reflect the impact of such failure to obtain or such subsequent reduction in the investment promotion and tax incentives with the intent that the financial position of the Generator shall not be affected.

18.  CONFIRMATION STATEMENT

18.1 CONFIRMATION OF AVAILABILITY AND METERED ENERGY

     The Generator shall prepare and submit to EGAT a daily Confirmation Statement no later than three (3) Business Days after the day to which it relates. In addition, the Generator shall prepare and submit to EGAT a Meter Reconciliation Statement following the annual meter test or any other meter test conducted pursuant to Section 2.4.3. The Meter Reconciliation Statement shall set out the results of any such test and any adjustments to be made or other action to be taken following the test.

18.2 ACCESS TO INFORMATION

     If available, the Generator shall provide such information as EGAT may reasonably request to verify a Confirmation Statement provided that such information is not readily available to EGAT by any other means.

18.3 REVIEW OF CONFIRMATION STATEMENT AND METER RECONCILIATION STATEMENT

     EGAT shall review the Confirmation Statement and any Meter Reconciliation Statement. Each Party shall notify the other Party in writing as soon as practicable, and in any event within fourteen (14) Business Days after having received the Confirmation Statement or Meter Reconciliation Statement of any errors or omissions which the

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     reviewing Party believes should be corrected. Subject to any alleged errors or omissions notified by the reviewing Party to the other Party in writing pursuant to this Section 18.3, the information contained in a Confirmation Statement or Meter Reconciliation Statement shall, save in the case of fraud or manifest error and subject to Section 18.6, be deemed to have been approved by both Parties on the fifteenth (15th) Business Day after the Confirmation Statement or Meter Reconciliation Statement shall have been received.

18.4 DISPUTES

     If the Parties cannot agree on whether any information contained in a Confirmation Statement or Meter Reconciliation Statement is complete or correct within fourteen (14) Business Days after the Confirmation Statement or Meter Reconciliation Statement was received, the dispute shall be referred to an Expert for determination in accordance with Section 15.1.2 or settled by arbitration in the circumstances in which arbitration is provided under Section 15.2.1.

18.5 FINAL CONFIRMATION STATEMENT

     Any Confirmation Statement which has been approved by both Parties, or deemed to have been approved in accordance with Section 18.3, or which is approved by a final decision of an Expert or arbitration, shall be a final confirmation statement (FINAL CONFIRMATION STATEMENT). The information contained in a Final Confirmation Statement shall be binding on both Parties for the purposes of this Agreement save in the following circumstances:

     (a) (other than in the case of a determination by an Expert or by arbitration) in the case of misrepresentation and subject to Section 18.6; or

     (b)  in the event of any adjustment pursuant to Section 18.8.

18.6 DISPUTES LIMITATION

     Nothing in this Section 18 shall prevent either Party from disputing the information contained in or referred to in a Confirmation Statement or Meter Reconciliation Statement at any time where it is reasonable under all the circumstances so to do, provided that no dispute shall be raised in relation to information regarding a Settlement Period after the first anniversary of the day during which such Settlement Period occurred.

18.7 EFFECT OF CONFIRMATION STATEMENT

     The Final Confirmation Statement (or pending resolution of any outstanding disputes, the Confirmation Statement) shall be used by the Generator to prepare Payment Invoices/Credit Notes as required by Section 19.

18.8 ENERGY PAYMENT ADJUSTMENTS

     18.8.1 Where a Meter Reconciliation Statement shows that an adjustment in the amount due is required and the meter inaccuracy cannot be attributed to a particular Settlement Period, the adjustment (in
             MWh) shown in such Meter Reconciliation Statement shall be converted by a monetary adjustment factor

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             (MA) at a rate (in Baht/MWh) calculated in accordance with the following formula:

             MA  =  y/x

             where:

             x = the total metered Net Electrical Generation at the Metering Point for the relevant quarterly period as shown (unadjusted) in such Meter Reconciliation Statement;

             y = the total amount paid as components of the Energy Payments (calculated by reference to the terms FCharge//x// and VCharge//x// in the equations in Schedule 3) in respect of such metered Net Electrical Generation in the relevant quarterly period (determined on the basis of such terms).

     18.8.2 For the avoidance of doubt, where a Meter Reconciliation Statement shows that an adjustment is required and the meter inaccuracy can be attributed to a particular Settlement Period, the number of MWh delivered in that Settlement Period shall be so adjusted and the adjustment payments shall be made to or by the Generator as appropriate.

18.9 INTERFERENCE WITH METERING

     If either Party shall interfere with Metering in a manner which gives rise to a need for a meter adjustment necessitating an additional payment or rebate to the other Party, such payment shall be made or rebate paid together with interest thereon at the Default Rate for the period for which such payment or rebate is outstanding.

19.  BILLING AND PAYMENT

19.1 PAYMENT INVOICE/CREDIT NOTE

     The Generator shall prepare and issue to EGAT a Payment Invoice/Credit Note in the form set out in Schedule 6 within three (3) Business Days after the completion of all Final Confirmation Statements for the Billing Period. If there is a dispute over a Confirmation Statement, the Generator may, from the fifteenth (15th) Business Day after it is received by EGAT, treat that Confirmation Statement as a Final Confirmation Statement for the purposes of preparing the Payment Invoice/Credit Note for the applicable Billing Period.

     Such Payment Invoice/Credit Note shall set out either (i) the net amount of the Availability Payments due to the Generator from EGAT for that month (if the aggregate amount of the Availability Payments exceeds the aggregate amount of the deductions from Availability Payments for that month), or
     (ii) the net amount of the rebate due to EGAT from the Generator for that month (if the aggregate amount of the Availability Payments is less than the aggregate amount of the deductions from Availability Payments for that month). The Payment Invoice/Credit Note shall reflect any adjustments of invoice or credit amounts required by any Meter Reconciliation Statement in accordance with Sections 2.4.4 and 18.1.

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     The Generator shall calculate in accordance with paragraph 4.1.2 of
     Schedule 2 of this Agreement the adjustment, if any, required to be made in respect of the difference between (a) the Baht/US$ exchange rate used by the Generator in the preparation of such Payment Invoice in accordance with paragraph 4.1 of Schedule 2 of this Agreement and (b) the Baht/US$ exchange rate applicable on the date of payment by EGAT of such Payment Invoice (such adjustment, the FX ADJUSTMENT). The Generator shall issue an adjustment invoice or credit note to EGAT, as applicable, setting forth in sufficient detail the calculation of the FX Adjustment within five (5) Business Days after the date of payment by EGAT of each Payment Invoice. EGAT shall pay the amount shown on any FX adjustment invoice within thirty
     (30) days after receipt of such invoice. Any FX Adjustment credit note issued by the Generator shall be taken into account in the first Payment Invoice prepared following the issuance of such credit note, provided, however, that the Generator shall pay the amount set forth in any FX Adjustment credit note to EGAT in cash or cash equivalent in accordance with Section 19.3 in the event that such Payment Invoice has not been prepared and submitted to EGAT for any reason within thirty (30) days of when otherwise required to be submitted to EGAT in accordance with this Agreement. Neither Party shall be liable for interest in respect of the FX Adjustment for the period before the date payment or credit of the FX Adjustment is due. The FX Adjustment shall not be subject to adjustment pursuant to Paragraph 4.1 of Schedule 2 of this Agreement.

     The undisputed amount shown in the Payment Invoice/Credit Note as payable by EGAT or the Generator shall be paid within thirty (30) days after receipt of such invoice or issuing of such credit note.

19.2 OTHER PAYMENTS

     Except where expressly provided to the contrary any payment to be made by either Party under this Agreement shall be made within thirty (30) days after the Party liable to make payment receives a demand from the other Party for the same.

19.3 PAYMENT PROCEDURE

     Any sums payable pursuant to this Agreement shall be made by check or by the deposit of funds by wire transfer into a Thai bank account as may be notified by the receiving Party to the paying Party in writing from time to time or by such other means as the Parties may agree. Bank charges will be the receiving Party's expense. Each Party shall notify the other of the details of the bank account to which sums due to that Party shall be credited, identifying such bank account by means of the bank sort code number, the bank account number and bank account title. Any payment that becomes due and payable on a day that is other than a Business Day shall be paid on the first (1st) Business Day thereafter.

19.4 APPLICATION OF PAYMENTS

     Any payments received by one Party from the other under this Agreement shall be applied in or towards settlement of amounts payable to the recipient, with the longest outstanding amount being settled first, provided that this Section 19.4 shall not apply in respect of any amount which is disputed in good faith in accordance with this Agreement.

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19.5 INTEREST

     Any amount (other than one which is disputed in good faith in accordance with this Agreement) determined to be properly due from one Party to the other pursuant to this Agreement and remaining unpaid after the due date for payment shall bear interest at the Default Rate from and including the due date as so determined until but excluding the date that it is received by the Party entitled to it. Interest shall accrue at the Default Rate on a day to day basis and shall be compounded monthly.

19.6 DISPUTED ITEMS

     If any sum or part of a sum shown on an invoice submitted by one Party is disputed in good faith by the other Party, and it is subsequently determined in accordance with the dispute resolution provisions set out in
     Section 15 that any amount withheld by the other Party should have been properly payable to the Party submitting such invoice, the other Party shall pay to the Party submitting such invoice interest in respect of such disputed amount at the Default Rate from and including the date that the amount in question was due up to but excluding the date on which the Party submitting such invoice receives payment. The undisputed amount of each invoice shall be paid promptly notwithstanding a dispute about any other amount invoiced.

     If any sum or part of a sum shown on an invoice submitted by one Party is paid but is subsequently disputed or questioned, and is subsequently agreed or determined not to have been properly payable, then such Party shall refund the amount which was not properly payable together with interest at the Default Rate from and including the date of receipt up to but excluding the date of repayment. Whenever any payment or refund is required to be made upon resolution of any dispute under this Section 19.6, appropriate adjustments in respect of VAT shall be made by the Parties including the issuing of credit notes, invoices (receipted or otherwise) and the payment of VAT or further sum of VAT. Any dispute pursuant to the provisions of this Section 19.6 shall be referred to an Expert for determination in accordance with Section 15.1.2.

19.7 TAXES AND FINES

     19.7.1  Taxes and Fees

             The Generator shall pay when due all present and future Taxes (whether national or local) imposed in connection with the ownership, operation and maintenance of the Facility, and shall pay all other duties, assignments, levies, fees, costs and expenses of any kind (whether or not to a Governmental Authority) necessary to assure the performance of its obligations under this Agreement, except as otherwise provided in Section 12.3 or below. EGAT shall pay when due all present and future (whether national or local) VAT imposed on the sale to EGAT and purchase by EGAT of electricity under this Agreement. It is expressly understood that each Party shall be separately responsible for all Taxes imposed on its overall net income.

     19.7.2  Fines

             Any fines, penalties or other costs incurred by the Generator or its agents, officers, directors, employees, Affiliates, contractors or subcontractors for non-compliance by the Generator, its agents, officers, directors, employees, Affiliates, contractors or subcontractors with the requirements of any Laws or

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             Governmental Approvals shall not be reimbursed by EGAT but shall be the sole responsibility of the Generator.

             If any fines, penalties or other costs are assessed against EGAT or its agents, officers, directors, employees, Affiliates, contractors or subcontractors by any Governmental Authority due to the non-compliance by the Generator with any Laws, the Grid Code or Governmental Approvals, the Generator shall indemnify and hold harmless EGAT against any and all losses, liabilities, damages and claims suffered or incurred because of the failure of the Generator to comply therewith. The Generator shall also reimburse EGAT for any and all legal or other expenses (including attorneys' fees and expenses) reasonably incurred by EGAT in connection with such losses, liabilities, damages and claims.

             If any fines, penalties or other costs are assessed against the Generator or its agents, officers, directors, employees, Affiliates, contractors or subcontractors by any Governmental Authority due to the non-compliance by EGAT with any Laws, the Grid Code or Governmental Approvals, EGAT shall indemnify and hold harmless the Generator against any and all losses, liabilities, damages and claims suffered or incurred because of the failure of EGAT to comply therewith. EGAT shall also reimburse the Generator for any and all legal or other expenses (including attorneys' fees and expenses) reasonably incurred by the Generator in connection with such losses, liabilities, damages and claims.

19.8 SET-OFF

     All payments to be made by either Party under this Agreement shall be made without set-off, counterclaim, withholding or deduction, including any set-off, counterclaim, withholding or deduction for or on account of Taxes, except as expressly provided in this Agreement or required by applicable Law.

20.  INDEXATION

20.1 If any index or external price reference for a particular date or period is not available when required for the purposes of this Agreement, the Parties shall seek to agree to use such other index or price reference for such dates or periods as shall be appropriate in the circumstances.

20.2 If any index or external price reference referred to in this Agreement ceases to be published or if the basis on which it is calculated is materially altered, the Parties shall seek to agree to use such other index or price reference as shall be appropriate in the circumstances.

20.3 Any dispute under Section 20.1 or 20.2 that cannot be resolved by agreement within fourteen (14) days after the dispute arises shall be referred to an Expert for determination in accordance with Section 15.

20.4 This Section 20 is without prejudice to any other provision of this Agreement which provides for periodic review of any indexes or external price references which are used for the purposes of this Agreement.

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21.  CONFIDENTIALITY AND ANNOUNCEMENTS

21.1 GENERAL RESTRICTIONS ON THE PARTIES

     Neither Party shall at any time, whether before or after the expiration or earlier termination of this Agreement, divulge or suffer or permit its officers, directors, employees, Affiliates, agents, contractors or subcontractors to divulge to any other person any confidential information relating to this Agreement or any other information labeled "CONFIDENTIAL" which may be provided to such Party (the RECEIVING PARTY) by the other Party pursuant to this Agreement or the Grid Code, or in the course of negotiating this Agreement or otherwise concerning the operations, contracts, commercial or financial arrangements or affairs of the other Party except:

     (a)  in the circumstances set out in Section 21.2;

     (b)  to the extent otherwise expressly permitted by this Agreement; or

     (c)  with the prior consent of the other Party.

21.2 EXCEPTIONS

     The restrictions imposed by Section 21.1 shall not apply to the disclosure of any information:

     (a) which now or hereafter comes into the public domain other than as a result of a breach of an undertaking of confidentiality;

     (b) which is required to be disclosed in compliance with the conditions of any licenses or any document referred to in any such license with which the Receiving Party is required to comply;

     (c) which is required to be disclosed by any other requirement of Law or Government Authority;

     (d) required by any court, arbitrator or administrative tribunal or the Expert in the course of proceedings before it to which the Receiving Party is a party, provided that such parties, to the extent permitted by applicable laws, shall be bound by the provisions contained in this Section;

     (e) to the employees, directors, Affiliates, agents, proposed assignees, consultants or professional advisors of the Receiving Party, in each case on the basis set out in Section 21.3, provided that such parties shall be bound by the provisions contained in this Section 21;

     (f) to the Financing Parties or insurers or their respective consultants and advisors, provided that the Receiving Party agrees to keep such information confidential on terms no less onerous than those set out in Section 21.1; and

     (g)  as may be required to comply with the Grid Code.

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21.3 INTERNAL PROCEDURES

     With effect from the date of this Agreement each Party shall adopt procedures within its organization for ensuring the confidentiality of all information which it is obligated to preserve as confidential under Section
     21.1.  Those procedures shall be as follows:

     21.3.1 The confidential information will be disseminated within the Receiving Party only to persons who need such information to carry out the functions which they are employed to carry out.

     21.3.2 The confidential information shall not be used by the Receiving Party for the purpose of obtaining for such Party or any Affiliate thereof or for any other Person any contract or arrangement for the supply of electricity to any Person without the prior consent of the originator of such confidential information.

     21.3.3 Employees, directors, Affiliates, agents, proposed assignees, consultants and professional advisors of the Receiving Party will be made fully aware of such Party's obligations of confidence in relation to confidential information and such Party will be responsible for any failure by such Persons to comply with such obligations as if they were parties to this Agreement.

     21.3.4 Any copies of the confidential information, whether in hard copy or computerized form, shall clearly identify the confidential information as confidential.

21.4 PUBLIC ANNOUNCEMENTS

     21.4.1 Subject to Section 21.4.2, no public announcement or statement regarding the signature, performance or termination of this Agreement shall be issued or made unless both Parties shall have been furnished with a copy of the proposed announcement or statement and shall have approved it (such approval not to be unreasonably withheld or delayed).

     21.4.2 Neither Party shall be prohibited from issuing or making any public announcement or statement which is required to be made to comply with any applicable Law or the regulations of any recognized stock exchange upon which the share capital of such Party (or any parent company of such Party) is from time to time listed or dealt in or in response to a requirement of Governmental Authority.

22.  INSURANCE AND INDEMNITIES

22.1 INSURANCE REQUIRED

     The Generator shall fully apprise EGAT of the insurance requirements proposed by the Financing Parties (including draft documentation thereon) and the Generator shall use reasonable efforts to implement recommendations on such requirements reasonably made by EGAT. The Generator shall obtain and maintain in effect such insurance policies and coverage as is required by Law, the Financing Documents and Prudent Utility Practices, including:

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     (a)  "Comprehensive or Commercial General Liability" insurance with combined single limits for bodily injury and property damages in amounts per occurrence and in the aggregate as required by the law of Thailand;

     (b) "Workers' Compensation" insurance that complies with the laws of Thailand;

     (c) "Comprehensive Automobile Liability" insurance with combined single limits for bodily injury and property damage in amounts per occurrence and in the aggregate covering vehicles owned, borrowed or hired;

     (d) "All Risks Property Coverage" insurance and "Boiler and Machinery" insurance against damage to the Facility (on a "replacement cost" basis) in amounts and subject to deductibles in accordance with this
          Section 22.1;

     (e) "Excess Liability" insurance with a limit per occurrence and in the aggregate in an amount to be in excess of the limits of insurance provided in subsections (a) and (c) above; and

     (f) "Business Interruption" insurance in amounts and subject to deductibles in accordance with this Section 22.1.

     The Generator shall maintain throughout the Term of this Agreement the scope and type of insurance coverage (other than "Business Interruption" insurance) as is initially required to be obtained and maintained by the Financing Documents, provided the types of insurance and the amount thereof are reasonably acceptable to EGAT. The Generator shall not reduce the scope of such insurance without the prior written consent of EGAT, such consent not to be unreasonably withheld or delayed.

22.2 ENDORSEMENTS

     The Generator shall cause its insurers to amend its Comprehensive or Commercial General Liability Policy and, if applicable, any Excess Liability Policy and All Risks Property Coverage with the following endorsement items (a), (b) and (c), and to amend its Workers' Compensation and Automobile Liability policies with endorsement item (c):

     (a) EGAT and its officers, directors, employees and agents are additional insureds under the policy;

     (b) the insurer waives all rights of subrogation against EGAT, its officers, directors, employees and agents; and

     (c) notwithstanding any provision of the policy, the policy may not be cancelled, non-renewed or materially changed without the insurer giving thirty (30) days' prior written notice to EGAT. All other terms and conditions of the policy remain unchanged.

22.3 CERTIFICATES REQUIRED

     At least sixty (60) days prior to the date set for the commencement of construction and annually upon renewal or otherwise in accordance with the terms of the relevant insurance policies, the Generator shall provide for EGAT's review and approval evidence of the insurance required by Section
     22.1 in a form acceptable to EGAT.  The

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     Generator shall also provide EGAT with copies of the receipts appropriate to the annual premiums in respect of the insurance coverages and endorsements.

     Failure of the Generator to obtain the insurance coverages required by this
     Section 22 or to provide EGAT with the certificates or copies of receipts, shall in no way relieve the Generator of the insurance requirements of this
     Section 22 or limit the Generator's obligations and liabilities under any provision of this Agreement.

22.4 APPLICATION OF PROCEEDS

     For the Term of this Agreement, and subject to the requirements of the Financing Documents and any rights or remedies thereunder, the Generator shall apply any and all insurance proceeds received in connection with any damage to the Facility toward the repair, reconstruction or replacement of the Facility.

23.  REPRESENTATIONS AND WARRANTIES

23.1 The Generator represents and warrants to EGAT as follows:

     (a) The Generator is a corporation duly organized, validly existing and in good standing under the laws of Thailand and is qualified and in good standing in each other jurisdiction where the failure so to qualify would have a material adverse effect upon the business or financial condition of the Generator or the Facility, and the Generator has all requisite power and authority to conduct its business, to own its properties and to execute, deliver and perform its obligations under this Agreement.

     (b) The execution, delivery and performance by the Generator of this Agreement has been duly authorized by all necessary corporate action, and does not and will not (i) require any consent or approval of the Generator's Board of Directors, shareholders or any other third Party, other than those that have been obtained (evidence of which shall be, if it has not already been, delivered to EGAT), or (ii) result in a breach of, or constitute a default under, any provisions of the Generator's constitution or incorporation documents, any indenture, contract or agreement to which it is a party or by which it or its assets may be bound, or violate any law, rule, regulation, order, writ judgment, injunction, decree, determination or award at present in effect having applicability to the Generator.

     (c) Each Project Agreement constitutes or, when executed will constitute, a legal, valid and binding obligation of the Generator and is enforceable by and against the Generator in accordance with its terms. Upon the exercise of any step in rights under Section 12.3 or the occurrence of any purchase of the Project by EGAT under Section 14.6, EGAT shall have the right, but not the obligation to assume the rights and obligations of the Generator as provided in such Project Agreements. Moreover, each Project Agreement:

          (i) will include no terms or conditions which conflict with the provisions of this Agreement,

          (ii) will not provide that any unsecured creditor of the Generator shall be given higher priority as a creditor than EGAT, other than rights which may arise by operation of Law,

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          (iii)   will include terms and conditions (including the selection of counterparties and suppliers) that can reasonably be expected to enable the Project to be successfully completed as contemplated in this Agreement,

          (iv) will include acknowledgments of the counterparties thereto that, to the extent required to do so in order to give effect to the purposes of this Agreement, they shall cooperate in the exercise by the Parties of the step-in and buyout rights and rights related thereto as provided in this Agreement, such rights to include the right of EGAT (but not its obligation) to exercise on behalf of or assume the Generator's rights under that Project Agreement, and

          (v) in the case of the Financing Documents, will include an acknowledgment by the Financing Parties of the restrictions contained in Section 25.4 relating to assignment by the Financing Parties.

     (d) No Governmental Approval by any Governmental Authority or pursuant to any Law as in effect on the date hereof, other than those that have been obtained, or to be obtained when required, is necessary for the due execution, delivery and performance by the Generator of this Agreement.

     (e) This Agreement constitutes a legal, valid and binding obligation of the Generator and is enforceable against the Generator in accordance with its terms.

     (f) There is no pending or, to the best of the Generator's knowledge, threatened action or proceeding affecting the Generator before any court, Governmental Authority or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of the Generator or the ability of the Generator to perform its obligations hereunder, or that purports to affect the legality, validity or enforceability of this Agreement.

23.2 EGAT represents and warrants to the Generator as follows:

     (a) EGAT is a juristic person duly established pursuant to the EGAT Act and is duly organized and validly existing under the laws of Thailand and has the full legal right, power and authority to conduct its business, to own its properties and to execute, deliver and perform its obligations under this Agreement.

     (b) The execution, delivery and performance by EGAT of this Agreement has been duly authorized by all necessary action, and does not and will not (i) require any consent or approval of EGAT's Board of Directors or any other third party, other than those that have been obtained (evidence of which shall be, if it has not already been, delivered to the Generator), or (ii) result in a breach of, or constitute a default under, any provisions of EGAT's constitutive or enabling documents, any indenture, contract or agreement to which it is a party or by which it or its assets may be bound, or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award at present in effect having applicability to EGAT.

     (c) No Governmental Approval by any Governmental Authority or pursuant to any Law in effect on the date hereof, other than those that have been obtained, or are

                                                                         Page 70
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          to be obtained, is necessary for the due execution, delivery and performance by EGAT of this Agreement.

     (d) This Agreement constitutes a legal, valid and binding obligation of EGAT and is enforceable against EGAT in accordance with its terms.

     (e) There is no pending or, to the best of EGAT's knowledge, threatened action or proceeding affecting EGAT before any court, Governmental Authority or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of EGAT or the ability of EGAT to perform its obligations hereunder, or that purports to affect the legality, validity or enforceability of this Agreement.

24.  EQUITY UNDERTAKING

24.1 RESTRICTIONS ON TRANSFERABILITY

     24.1.1 Subject to Section 24.2, the Generator shall ensure that after the Execution Date and until the first anniversary of the Commercial Operation Date of the Second Unit, no Sponsor (or any of its respective Affiliates) shall transfer any of its equity ownership interest in the Generator:

             (a) to any Affiliate, other Sponsor or other Person if such transfer will reduce such Sponsor's (or such Sponsor's Affiliates') equity ownership interest in the Generator to fifty percent (50%) or less of its equity ownership interest in the Generator existing on the Execution Date; and

             (b) to any Person other than such Sponsor's Affiliates or the other Sponsors without the prior written approval of EGAT, such approval not to be unreasonably withheld or delayed.

     24.1.2 Subject to Section 24.2, the Generator shall ensure that after the first anniversary of the Commercial Operation Date of the Second Unit until the fifth (5th) anniversary of such date, no Sponsor (or any of its respective Affiliates) shall transfer any of its equity ownership interest in the Generator:

             (a) to any Affiliate, other Sponsor or other Person if such transfer will reduce such Sponsor's (or such Sponsor's Affiliates') equity ownership interest in the Generator to twenty-five percent (25%) or less of its aggregate equity ownership interest in the Generator existing on the Execution Date; or

             (b) to any Person other than such Sponsor's Affiliates or the other Sponsors without the prior written approval of EGAT, such approval not to be unreasonably withheld or delayed.

24.2 QUALIFICATIONS TO EQUITY TRANSFER RESTRICTIONS

     During the periods that the restrictions set out in Section 24.1 are applicable:

     (a) EGAT shall be given at least fourteen (14) days' prior notice of any transfer by a Sponsor (or any of its Affiliates) of any interest in the Generator to any other Person;

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     (b)  any Sponsor or transferee of such Sponsor shall have the right to transfer its interest in the Generator notwithstanding the restrictions set out in Section 24.1 above so long as such transfer is approved in writing by EGAT, such approval to be made or withheld at EGAT's sole discretion;

     (c) any Sponsor or transferee of such Sponsor shall have the right to pledge its direct or indirect interest in the Generator by way of security to any of the Financing Parties or to any insurer of the investment in the Project, notwithstanding the restrictions set out in
          Section 24.1 above; and

     (d) any transferee shall be subject to the same conditions imposed hereby on transfers made by it as are imposed with respect to transfers by the Sponsors except a transferee who acquires shares in the Generator pursuant to an initial public offering of such shares which conforms to the requirements of the Securities Exchange Commission of Thailand.

25.  MISCELLANEOUS PROVISIONS

25.1 AMENDMENTS

     This Agreement may not be amended except by an agreement in writing signed by the Parties.

25.2 WAIVERS OF RIGHTS

     25.2.1 No delay or forbearance by either Party in exercising any right, power, privilege or remedy under this Agreement shall operate to impair or be construed as a waiver of such right, power, privilege or remedy. For the avoidance of doubt any waiver by either Party of the obligations of the other Party shall be evidenced by an agreement in writing signed by the Parties. Any single or partial exercise of any such right, power, privilege or remedy shall not preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy.

     25.2.2 The obligations of the Parties hereunder are civil and commercial in nature rather than governmental. To the extent that either Party may be or hereafter become entitled, in any jurisdiction, to claim for itself or its property, assets or revenues immunity (whether by reason of sovereignty or otherwise) in respect of its obligations under this Agreement from service of process, suit, jurisdiction of any court, judgment, order, award, attachment (before or after judgment or award), set-off, execution of a judgment or other legal process, and to the extent that in any such jurisdiction there may be attributed to either Party or to any of such Party's property, assets or revenues such an immunity (whether or not claimed), each Party hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

25.3 NOTICE

     25.3.1 Save for Notices which are given pursuant to the Grid Code (as to which the procedures provided for in the Grid Code shall apply) or
             Section 5, any notice or other communications to be given by one Party to the other under, or in connection with the matters contemplated by, this Agreement shall be sent to

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             the address given and marked for the attention of the Person specified in Schedule 5 or such other address or facsimile number of such Person whom one Party shall from time to time designate by written notice to the other.

     25.3.2 Save for Notices which are given pursuant to the Grid Code, any notice or other communication to be given by one Party to the other Party under, or in connection with the matters contemplated by, this Agreement shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid post (airmail if from abroad) or facsimile transmission, and shall be deemed to have been received:

             (a)  in the case of delivery by hand, when delivered;

             (b) in the case of first class prepaid post, on the third day following the day of posting or (if sent by airmail from abroad) on the sixth day after the day of posting; or

             (c) in the case of facsimile transmission at the time of receipt.

25.4 ASSIGNMENT

     25.4.1 Neither Party shall assign any of its rights or obligations, in part or in whole, under this Agreement without the prior written consent of the other Party, provided that such consent shall not be withheld or delayed if the Party wishing to assign has demonstrated to the reasonable satisfaction of the other Party that the proposed assignee has adequate legal, financial and technical status and ability to observe and perform the obligations of the assignor under this Agreement.

     25.4.2 No assignment pursuant to Section 25.4.1 shall be effective unless and until the assignor has procured the proposed assignee to covenant directly with the other Party to observe and perform all the terms and conditions of this Agreement, and has provided to the other Party a certified copy of the assignment (omitting the consideration therefor and any other commercial terms thereof).

     25.4.3 No assignment pursuant to Section 25.4.1 shall be effective unless at the same time there is assigned or novated to the assignee the assignor's interest in this Agreement, and any other agreements between the Parties that are necessary to the Facility or its operation.

     25.4.4 The preceding provisions of this Section 25.4 shall not apply to an assignment by the Generator of its right, title and interest in and to the Facility or this Agreement by way of security to any Financing Party in accordance with the Financing Documents. EGAT agrees to negotiate with the Generator and the Financing Parties in good faith for the purposes of entering into (i) a consent to the collateral assignment of this Agreement, and (ii) a consent to provide for the security of Financing Parties (including rights and appropriate time to cure the Generator's defaults) which the Generator may reasonably request and which does not materially adversely affect the rights of EGAT hereunder, provided that the Generator will reimburse EGAT for all reasonable costs and expenses incurred in relation thereto. Any assignment permitted under this
             Section 25.4.4 shall be substantially in the form set out in
             Schedule 19.

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     25.4.5  Notwithstanding the foregoing provisions of Section 25.4.4, as a condition to any such consent EGAT shall require that:

             (a) any substitute for the Generator under this Agreement that may be appointed by the Financing Parties, or any designee or transferee of the Financing Parties or any purchaser of the Generator or of any of its rights, title and interest under this Agreement from the Financing Parties upon a foreclosure sale or other exercise by them of their security under the Financing Documents, shall have adequate legal, financial and technical status and ability to observe and perform the obligations of the Generator under this Agreement;

             (b) any such substitute, designee, transferee or purchaser shall agree in writing to be bound by all the terms, conditions and provisions of this Agreement; and

             (c)  the Financing Parties shall have given EGAT at least thirty
                  (30) days' prior notice of the assignment. EGAT shall have the right to reject such assignment if it does not conform to the conditions set out herein.

     25.4.6 Unless expressly agreed to by the other Party, no assignment, whether or not consented to, shall relieve the assignor of its obligations hereunder if its assignee fails to perform.

25.5 EFFECT OF ILLEGALITY

     If for any reason whatsoever any provision of this Agreement is or becomes invalid, illegal or unenforceable, or is declared by any court of competent jurisdiction or any other Governmental Authority to be invalid, illegal or unenforceable or if such Governmental Authority:

     (a) refuses or formally indicates an intention to refuse, authorization of any of the provisions of or arrangements contained in this Agreement (in the case of a refusal either by way of outright refusal or by way of a requirement that this Agreement be amended or any of its provisions be deleted or that a Party give an undertaking or accept a condition as to future conduct); or

     (b) formally indicates that to continue to operate any provision of this Agreement may expose the Parties to sanctions under any law, order, enactment or regulation, or requests any Party to give undertakings or to accept conditions as to future conduct in order that such Party may not be subject to such sanctions; and, in all cases, whether initially or at the end of any earlier period or periods of exemption then, in any such case, the Parties will negotiate in good faith with a view to agreeing one or more provisions which may be substituted for such invalid, unenforceable or illegal provision which substitute provisions are satisfactory to all relevant Governmental Authorities and produce as nearly as is practicable in all the circumstances the appropriate balance of the commercial interests of both Parties. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such invalid, illegal or unenforceable provision.

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25.6  ENTIRE AGREEMENT

      This Agreement and the "Agreement regarding Power Purchase Agreement" entered into between the Parties on the date hereof contain or expressly refer to the entire agreement between the Parties with respect to its subject matter and expressly excludes any warranty, condition or other undertaking implied at Law or by custom and supersedes any and all previous agreements and understandings between the Parties with respect to its subject matter. Each of the Parties acknowledges and confirms that it does not enter into this Agreement in reliance on any representation, warranty or other undertaking by the other Party not fully reflected in the terms of this Agreement.

25.7  COUNTERPARTS

      This Agreement is executed in two (2) original copies, one each for EGAT and the Generator, each of which when executed and delivered shall constitute an original, but both counterparts shall together constitute but one and the same instrument.

25.8  CURRENCY

      All payments to be made by either Party to the other Party hereunder shall be in Baht.

25.9  LANGUAGE

      This Agreement is being executed and delivered in the English language and all modifications, amendments and waivers of and notices given pursuant to any provision of this Agreement shall be in the English language. All other documents, notices and communications, written or otherwise, between the Parties in connection with this Agreement, shall be in either English or Thai language as the Parties deem practicable. However, the Parties agree that the Grid Code shall be in the English language and the communications related thereto shall be in either English or Thai as appropriate.

25.10 THIRD PARTIES

      This Agreement is intended solely for the benefit of the Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assignees. Nothing in this Agreement should be construed to create any duty or liability to, or standard of care with reference to, any third parties.

25.11 INCONSISTENCIES AND CONFLICTS

      25.11.1 In the event of any inconsistency or conflict between the provisions of this Agreement and the Grid Code, the provisions of the Grid Code shall prevail.

      25.11.2 In the event of any inconsistency or conflict referred to in
              Section 25.11.1 existing at the date of this Agreement or arising subsequently, the Parties shall, without prejudice to their rights in respect of a change in the Grid Code, seek to negotiate an amendment to this Agreement which removes the inconsistency or conflict. If the Parties cannot agree on what amendment should be made to this Agreement the dispute shall be referred to an Expert.

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26.  GOVERNING LAW AND JURISDICTION

26.1 GOVERNING LAW

     This Agreement shall be governed by and construed in all respects in accordance with the laws of Thailand.

26.2 WAIVER

     Each Party irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any proceedings in any court and any claim that any such proceedings have been brought in an inconvenient forum, and further irrevocably agrees that a judgment in any proceedings brought in the courts of Thailand shall be conclusive and binding upon such Party and may be enforced in the courts of any other jurisdiction.

26.3 ARBITRATION

     For the avoidance of doubt, all disputes arising under or in connection with this Agreement shall be resolved in accordance with Section 15 and nothing contained in Section 26.1 or 26.2 shall be construed as permitting either Party to commence proceedings in any court in any jurisdiction except as may be necessary to enforce an arbitration award or the final determination of a dispute by an Expert.

27.  PRIVATIZATION OF EGAT

27.1 The Parties acknowledge that it is the present intention of the Government of Thailand to corporatize and eventually privatize EGAT. At such time that
     (i) EGAT shall have been privatized, and (ii) the Government of Thailand and all other Governmental Authorities shall cease to Control EGAT, then the Parties shall use their best efforts to obtain the Financing Parties' approval to delete the definition of Governmental Force Majeure and the provisions of this Agreement regarding Governmental Force Majeure, it being the intention of the Parties and the Financing Parties that the need for such provisions would then not be appropriate, and EGAT shall not bear the risk of Governmental Force Majeure as provided for in this Agreement. The events, conditions and circumstances previously described as Governmental Force Majeure shall nevertheless continue to constitute Force Majeure.

28.  PERMISSION UNDER EGAT ACT

28.1 This Agreement is the permission issued by EGAT to the Generator pursuant to Section 37 of the EGAT Act, and this permission shall remain valid throughout the Term of this Agreement. Except for those stated in this Agreement, there is no other condition to such permission.

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     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                         ELECTRICITY GENERATING AUTHORITY OF
                         THAILAND


Witness:_____________________________         By:___________________________

          (Mr. Viroj  Nopkhun)                      (Mr. Viravat  Chlayon)

Deputy-Governor-Planning and Policy                        Governor



                        GULF POWER GENERATION CO., LTD.



Witness:_____________________________         By:___________________________

           (Mr. Robert M. Edgell)                  (Mr. Sarath  Ratanavadi)

                Director                                    Director




                                              By:___________________________

                                                   (Mr Gerard  P. Loughman)

                                                            Director
                                                                         Page 77